Filed Pursuant to Rule 424(b)(5)

Registration No. 333-202769

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
4.50% Notes due 2025	$400,000,000	$46,480

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-202769) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS    SUPPLEMENT

(To prospectus dated March 16, 2015)

$400,000,000

Vulcan Materials Company

4.50% Notes due 2025

We are offering $400,000,000 of our 4.50% Notes due 2025. We will pay interest on the notes semi-annually on April 1 and October 1 of each year commencing October 1, 2015. The notes will mature on April 1, 2025. The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount. We have the option to redeem all or a portion of the notes at any time (see “Description of the Notes—Optional Redemption” in this prospectus supplement). In addition, if a change of control repurchase event has occurred, unless we have exercised our right to redeem the notes or have defeased the notes, we will be required to offer to purchase the notes from holders on the terms described in this prospectus supplement. There is no sinking fund for the notes.

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries, which will not guarantee the notes.

The notes offered by this prospectus supplement will not be listed on any securities exchange.

See “Risk Factors” beginning on page S-12 of this prospectus supplement and “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, to read about important factors you should consider before buying the notes.

	Per Note	Total
Public offering price	100.0%	$400,000,000
Underwriting discount	1.0%	$4,000,000
Proceeds, before expenses, to us	99.0%	$396,000,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes offered by this prospectus supplement will accrue from March 30, 2015 and must be paid by the initial purchasers if the notes are delivered after March 30, 2015.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment in New York, New York on or about March 30, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities	SunTrust Robinson Humphrey	US Bancorp

Co-Managers

Goldman, Sachs & Co.	Regions Securities LLC

Prospectus Supplement dated March 16, 2015.

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or in any free writing prospectuses we have prepared. Neither we nor the underwriters take any responsibility for, and neither we nor the underwriters can provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus supplement may be used only for the purpose for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities covered by this prospectus supplement and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectation. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target,” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward-looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	general economic and business conditions;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in our effective tax rate that can adversely impact results;

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•	the increasing reliance on information technology infrastructure for our ticketing, procurement, financial statements and other processes can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber attacks;

•	the impact of the state of the global economy on our business and financial condition and access to capital markets;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative actions;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the amount of long-term debt and interest expense we incur;

•	changes in interest rates;

•	the impact of our below investment grade debt rating on our cost of capital;

•	volatility in pension plan asset values and liabilities which may require cash contributions to our pension plans;

•	the impact of environmental clean-up costs and other liabilities relating to previously divested businesses;

•	our ability to secure and permit aggregates reserves in strategically located areas;

•	our ability to successfully implement our new divisional structure and changes in our management team;

•	our ability to manage and successfully integrate acquisitions;

•	the potential of goodwill or long-lived asset impairment;

•	the potential impact of future legislation or regulations relating to climate change, greenhouse gas emissions or the definition of minerals;

•	the risks set forth in “Risk Factors” beginning on page S-12 of this prospectus supplement and Item 3 “Legal Proceedings,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 “Commitments and Contingencies” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein; and

•	assumptions, risks and uncertainties detailed from time to time in our filings made with the Securities and Exchange Commission (the “SEC”).

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SUMMARY

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “Vulcan,” the “company,” “we,” “our,” or “us” refer to Vulcan Materials Company and its consolidated subsidiaries. When we use these terms in “Description of the Notes” and “—The Offering” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, we mean Vulcan Materials Company only, unless otherwise stated or the context otherwise requires. The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and may not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should pay special attention to the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

Our Company

We are the nation’s largest producer of construction aggregates (primarily crushed stone, sand and gravel), with coast-to-coast aggregates operations, and are a major producer of asphalt mix and ready-mixed concrete. We operated 335 aggregates facilities and had an estimated 15.8 billion tons of permitted and proven or probable aggregates reserves during the year ended December 31, 2014. The bulk of these reserves are located in areas where we expect greater than average rates of growth in population, jobs and households, which require new infrastructure, housing, offices, schools and other development. Based on peak historical shipment levels, we estimate the useful remaining life of our current, permitted aggregates reserves to be approximately 60 years, assuming no future additions. We believe our large, geographically diverse and strategically located footprint represents an unmatched and distinctive set of assets that support the growth of the U.S. economy. This positioning is supported by our control of the largest proven and probable reserve base in the U.S. These factors allow us to provide attractive unit profitability through our strong operating expertise and price discipline. For the year ended December 31, 2014, we generated total revenue and Adjusted EBITDA of approximately $2,994.2 million and $599.7 million, respectively.

Our primary focus is serving states and metropolitan markets in the U.S. that are expected to experience the most significant growth in population, households and employment. These three demographic factors are significant drivers of demand for construction activity and, as a result, demand for aggregates. Vulcan-served states are estimated to experience 75% of U.S. population growth and 71% of U.S. household formation growth between 2010 and 2020. The location of our permitted reserves is critical to our long-term success because of barriers to entry in some markets created by zoning and permitting regulations and high transportation costs. Zoning and permitting restrictions could curtail expansion of the number of quarries in certain areas, particularly in certain closer-to-market urban and suburban areas, but could also increase the value of our reserves at existing locations. High transportation costs can serve as a barrier to entry given the high weight-to-value ratio of aggregates. Therefore, in most cases, aggregates must be produced near where they are used; if not, transportation can cost more than the materials themselves. The majority of our reserves are located close to our local markets, with approximately 95% of our total aggregates volumes shipped by truck.

The primary end uses of our products include public construction, such as highways, bridges, airports, schools and prisons, as well as private nonresidential (e.g., manufacturing, retail, offices, industrial and institutional) and private residential construction (e.g., single family houses, duplexes, apartment buildings and condominiums). Publicly-funded construction accounted for 50% of our total aggregates shipments during the year ended December 31, 2014. We experience relatively stable demand from the public sector as publicly funded projects tend to receive more consistent levels of funding throughout economic cycles. Customers for our products include heavy construction and paving contractors; commercial building contractors; concrete products manufacturers; residential building contractors; state, county and municipal governments; railroads and electric utilities. We maintain a very broad and diverse customer base, with no significant customer concentration: our top five customers in the year ended December 31, 2014 accounted for only 6.4% of our total revenue and no single customer accounted for more than 2.2% of our total revenue.

Product Lines

Aggregates (73% of 2014 Total Segment Sales)

We are the largest aggregates company in the U.S., whether measured by production, reserves or revenue. Our 15.8 billion tons of permitted aggregates reserves represent the largest reserve base in the industry, with a remaining useful life of approximately 60 years based on peak historical shipment levels, assuming no future additions. A number of factors affect the U.S. aggregates industry and our aggregates segment (“Aggregates”), including local markets, the location and quality of reserves and demand cycles.

Local markets:	Aggregates have a high weight-to-value ratio and, in most cases, are produced near where they are used; if not, transportation can cost more than the materials, rendering them uncompetitive compared to locally produced materials. Exceptions to this typical market structure include areas along the U.S. Gulf Coast and the Eastern Seaboard where there are limited supplies of locally available high quality aggregates. We serve these markets from quarries that have access to long-haul transportation—shipping by barge and rail—and from our quarry on Mexico’s Yucatan Peninsula. We transport aggregates from Mexico to the U.S. principally on our three Panamax-class, self-unloading ships.

Diverse markets:	Large quantities of aggregates are used in virtually all types of public- and private-sector construction projects such as highways, airports, water and sewer systems, industrial manufacturing facilities and residential and nonresidential buildings. Aggregates are also used widely as railroad track ballast.

Location and quality of reserves:	We currently have an estimated 15.8 billion tons of permitted and proven or probable aggregates reserves. The bulk of these reserves are located in areas where we expect greater than average rates of growth in population, jobs and households, which require new infrastructure, housing, offices, schools and other development. Such growth depends on aggregates for construction. Zoning and permitting regulations in some markets have made it increasingly difficult for the aggregates industry to expand existing quarries or to develop new quarries. These restrictions curtail expansion in certain areas, but also increase the value of our reserves at existing locations.

Demand Cycles:	Long-term growth in demand for aggregates is largely driven by growth in population, jobs and households. While short- and medium-term demand for aggregates fluctuates with economic cycles, declines have historically been followed by strong recoveries, with each peak establishing a new historical high.

In addition, the following factors influence the aggregates market:

•	High Fragmented Market—The U.S. aggregates industry is composed of over 5,000 companies that manage over 10,000 operations. This fragmented structure provides many opportunities for consolidation. Companies in the industry commonly enter new markets or expand positions in existing markets through the acquisition of existing facilities.

•	Relatively Stable Demand from the Public Sector—Publicly funded construction activity has historically been more stable and less cyclical than privately funded construction, and generally requires more aggregates per dollar of construction spending. Private construction (primarily residential and nonresidential buildings) typically is more affected by general economic cycles than publicly funded projects (particularly highways, roads and bridges), which tend to receive more consistent levels of funding throughout economic cycles.

•	Limited Product Substitution—There are limited substitutes for quality aggregates. Recycled concrete and asphalt have certain applications as a lower-cost alternative to virgin aggregates. However, due to technical specifications, many types of construction projects cannot be served by recycled concrete, but require the use of virgin aggregates to meet specifications and performance-based criteria for durability, strength and other qualities. Moreover, the amount of recycled asphalt included in asphalt mix as a substitute for aggregates is limited due to specifications.

•	Widely Used in Downstream Products—In the production process, aggregates are processed for specific applications or uses. Two products that use aggregates as a raw material are asphalt mix and ready-mixed concrete. By weight, aggregates comprise approximately 95% of asphalt mix and 78% of ready-mixed concrete.

•	Flexible Production Capabilities—The production of aggregates is a mechanical process in which stone is crushed and, through a series of screens, separated into various sizes depending on how it will be used. Production capacity can be flexible by adjusting operating hours to meet changing market demand.

•	Raw Material Inputs Largely Under Our Control—Unlike typical industrial manufacturing industries, the aggregates industry does not require the input of raw material beyond owned or leased aggregates reserves. Stone, sand and gravel are naturally occurring resources. However, production does require the use of explosives, hydrocarbon fuels and electric power.

Asphalt Mix (14% of 2014 Total Segment Sales)

We produce and sell asphalt mix in Arizona, California, New Mexico and Texas. This segment (“Asphalt Mix”) relies on our reserves of aggregates, functioning essentially as a customer to our Aggregates segment. Aggregates are a major component in asphalt mix, comprising approximately 95% by weight of this product. We meet the aggregates requirements for our Asphalt Mix segment primarily through our Aggregates segment. These product transfers are made at local market prices for the particular grade and quality of material required. Because asphalt mix hardens rapidly, delivery typically is within close proximity to the producing facility. The asphalt mix production process requires liquid asphalt cement, which we purchase from third-party producers. We do not anticipate any significant difficulties in obtaining the raw materials necessary for this segment to operate. We serve our Asphalt Mix segment customers from our local production facilities.

Concrete (12% of 2014 Total Segment Sales)

We produce and sell ready-mixed concrete in Georgia, Maryland, New Mexico, Texas, Virginia, Washington D.C. and the Bahamas. In January 2015, we swapped our ready-mixed concrete operations in

California for asphalt mix operations, primarily in Arizona. In March 2014, we sold our cement and concrete businesses in the Florida area. This segment (“Concrete”) relies on our reserves of aggregates, functioning essentially as a customer to our Aggregates segment. Aggregates are a major component in ready-mixed concrete, comprising approximately 78% by weight of this product. We meet the aggregates requirements of our Concrete segment primarily through our Aggregates segment. These product transfers are made at local market prices for the particular grade and quality of material required. We serve our Concrete segment customers from our local production facilities or by truck. Because ready-mixed concrete hardens rapidly, delivery typically is within close proximity to the producing facility. Ready-mixed concrete production also requires cement which we purchase from third-party producers. We do not anticipate any significant difficulties in obtaining the raw materials necessary for this segment to operate.

Calcium (1% of 2014 Total Segment Sales)

As previously noted, in March 2014, we sold our cement and concrete businesses in the Florida area. We retained our former Cement segment’s calcium operation in Brooksville, Florida. This facility produces calcium products for the animal feed, paint, plastics, water treatment and joint compound industries with high quality calcium carbonate material mined at the Brooksville quarry.

* * * * *

Our common stock is traded on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus supplement.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

Our website is located at http://www.vulcanmaterials.com. We do not incorporate the information on our website into this prospectus supplement or the accompanying prospectus and you should not consider it part of this prospectus supplement.

Recent Developments

On March 10, 2015, we announced that we will redeem all of our outstanding 6.40% Notes due 2017 (the “6.40% Notes”) in an aggregate principal amount of approximately $219 million on April 9, 2015, and mailed a notice of redemption for such notes.

On March 16, 2015, we commenced a tender offer (the “tender offer”) for up to $200 million in cash of our outstanding 7.00% Notes due 2018 (the “7.00% Notes”). We intend to fund the purchase of the notes tendered with a portion of the net proceeds from this offering.

As of the date of this prospectus supplement, $400 million aggregate principal amount of the 7.00% Notes were outstanding. The tender offer is being made on the terms and subject to the conditions described in the offer to purchase, dated March 16, 2015, relating to the tender offer (the “Offer to Purchase”). The tender offer is conditioned upon the satisfaction or waiver of certain conditions, including (i) the satisfaction of the Financing Conditions (as defined in the Offer to Purchase and which include the Company receiving, in connection therewith, aggregate proceeds (before offering expenses) from this offering of at least $400 million) and (ii) other specified conditions. The Financing Conditions in the Offer to Purchase mean that, notwithstanding any other provision of the tender offer, we will not be obligated to accept for purchase, or pay for, validly tendered notes pursuant the tender offer unless this offering is consummated on or prior to the Early Settlement

Date (as defined in the Offer to Purchase), which is anticipated to occur on or about March 30, 2015, on terms and conditions satisfactory to the Company.

The tender offer is being made solely pursuant to, and is governed by, the Offer to Purchase. This prospectus supplement is not an offer to purchase any of the 7.00% Notes. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 7.00% Notes will be tendered and purchased in the tender offer. This offering is not conditioned upon the consummation of the tender offer.

THE OFFERING

The summary below describes the principal terms of the offering and the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Notes” section of this prospectus supplement for a more detailed description of the terms and conditions of the notes.

Issuer	Vulcan Materials Company

Notes Offered	$400,000,000 initial aggregate principal amount of 4.50% Notes due 2025 (the “notes”).

Maturity	The notes will mature on April 1, 2025.

Interest Rate and Payment Dates	The notes will bear interest at 4.50% per annum. We will pay interest on the notes semi-annually on April 1 and October 1 of each year commencing October 1, 2015. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on the notes offered by this prospectus supplement will accrue from March 30, 2015 and must be paid by the initial purchasers if the notes are delivered after March 30, 2015.

Ranking	The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2014, we and our subsidiaries had approximately $2,004 million of total unsecured debt, approximately $14 million of which was debt of our subsidiaries, and no secured debt (though our revolving credit facility, under which no borrowings were outstanding at December 31, 2014, is secured by accounts receivable and inventory). The Indenture (as defined under “Description of the Notes”) under which the notes will be issued does not restrict the amount of secured or unsecured debt that we or our subsidiaries may incur. See “Risk Factors—Risks Related to an Investment in the Notes.”

Optional Redemption	At any time prior to January 1, 2025, we may redeem the notes in whole or in part from time to time at the applicable make-whole premium redemption price described under “Description of the Notes—Optional Redemption.” In addition, at any time on or after January 1, 2025, we may redeem the notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon a change of control repurchase event, we will be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Change of Control Repurchase Event.”

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $396 million from this offering. We intend to use the net proceeds from this offering, cash on hand, and borrowings under our revolving credit facility to fund (1) the tender offer, (2) the previously announced redemption of the 6.40% Notes, (3) the planned redemption of our 6.50% Notes due 2016 (the “6.50% Notes”) in an aggregate principal amount of approximately $125 million (the redemptions of the 6.40% Notes and the 6.50% Notes are together referred to herein as the “redemptions”) and (4) the planned redemption of our 8.85% Notes due 2021 (the “8.85% Notes”) in an aggregate principal amount of $6 million and the planned prepayment of our Floating Rate Notes due 2022 (the “Floating Rate Notes”) in an aggregate principal amount of $14 million. See “Use of Proceeds.”

Absence of Market for the Notes	The notes will be new securities for which there is currently no market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. Accordingly, we cannot assure you that liquid markets for the notes will develop or, if such a market develops, that it will be maintained. “Risk Factors—Risks Related to an Investment in the Notes.”

Risk Factors	Investing in the notes involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific factors set forth under “Risk Factors” beginning on page S-12 of this prospectus supplement and under “Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, before investing in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER FINANCIAL DATA

The following tables summarize the consolidated financial data for our business as of and for each of the fiscal years in the three-year period ended December 31, 2014. The summary consolidated operations statement, segment data and balance sheet data have been derived from our audited consolidated financial statements for each of the three years in the period ended December 31, 2014. The following summary historical consolidated financial data should be read in conjunction with, and such data is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein. Our historical results are not necessarily indicative of future operating results.

	Year Ended
	December 31, 2012	December 31, 2013	December 31, 2014
	(In millions of dollars)
Consolidated Statement of Operations:
Total revenues	$2,567.3	$2,770.7	$2,994.2
Cost of revenues	2,233.3	2,343.8	2,406.6

Gross profit	334.0	426.9	587.6
Selling, administrative and general expenses	259.1	259.4	272.3
Gain on sale of property, plant & equipment and businesses, net	68.5	39.3	244.2
Restructuring charges	(9.6)	(1.5)	(1.3)
Exchange offer costs	(43.4)	—	—
Other operating expense, net	(5.6)	(14.8)	(20.1)

Operating earnings	$84.8	$190.4	$538.1
Other nonoperating income, net	6.7	7.5	3.1
Interest income	1.1	0.9	1.0
Interest expense	213.1	202.6	243.4

Earnings (loss) from continuing operations before income taxes	(120.4)	(3.7)	298.8
Current	1.9	9.7	74.0
Deferred	(68.4)	(34.1)	17.7

Total provision for (benefit from) income taxes	(66.5)	(24.5)	91.7
Earnings (loss) from continuing operations	(53.9)	20.8	207.1
Earnings (loss) on discontinued operations, net of income taxes(1)	1.3	3.6	(2.2)
Net earnings (loss)	$(53.3)	$24.4	$204.9

(1)	Discontinued operations includes the results from operations attributable to our former Chemicals business.

Summary Historical Financial and Operating Data

	Year Ended
	December 31, 2012	December 31, 2013	December 31, 2014
	(In millions of dollars)
Select Segment and Other Operating Data
Aggregates unit shipments (in Millions of Tons)	141.0	145.9	162.4
Freight-adjusted average sales price per ton(1)	$10.4	$10.8	$11.1
Total Revenues
Aggregates(2)	$1,863.9	$2,025.0	$2,346.4
Asphalt Mix	398.4	407.7	445.6
Concrete(3)	406.4	471.7	375.8
Calcium(4)	85.8	99.0	25.0
Segment sales	$2,754.5	$3,003.4	$3,192.8
Aggregates intersegment sales	(148.2)	(185.4)	(189.4)
Calcium intersegment sales	(39.0)	(47.3)	(9.2)

Total revenues	$2,567.3	$2,770.7	$2,994.2
Total Gross Profit
Aggregates	$352.1	$413.3	$544.1
Asphalt Mix	22.9	32.7	38.1
Concrete(3)	(38.2)	(24.8)	2.2
Calcium(4)	(2.8)	5.7	3.2

Total gross profit	$334.0	$426.9	$587.6
Certain Balance Sheet Data (at Period End)
Cash and cash equivalents	$275.5	$193.7	$141.3
Working capital	548.6	652.4	468.6
Property, plant, & equipment, net	3,159.2	3,312.0	3,071.6
Total assets	8,126.6	8,259.1	8,061.9
Total debt	2,526.4	2,522.2	1,855.4
Total shareholder’s equity	3,761.1	3,938.1	4,176.7
Certain Cash Flow Statement Data
Net cash provided (used) by operating activities	238.5	356.5	260.3
Net cash provided (used) by investing activities	10.4	(296.2)	238.3
Net cash provided (used) by financing activities	(129.2)	(142.0)	(551.1)
Capital Expenditures	95.8	284.6	223.1

(1)	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.
(2)	Includes product sales, as well as freight, delivery and transportation revenues, and other revenues related to services.
(3)	On March 7, 2014, we sold our concrete business in the Florida area.
(4)	Includes cement and calcium products. On March 7, 2014, we sold our cement business.

Summary Historical Financial and Operating Data

	Year Ended
	December 31, 2012	December 31, 2013	December 31, 2014
	(In millions of dollars)
Reconciliation of Net Earnings (Loss) to EBITDA
Net earnings (loss)	($52.6)	$24.4	$204.9
Provision for (benefit from) income taxes	(66.5)	(24.5)	91.7
Interest expense, net of interest income	211.9	201.7	242.4
(Earnings) loss on discontinued operations, net of taxes	(1.3)	(3.6)	2.2
Depreciation, depletion, accretion and amortization	332.0	307.1	279.5

EBITDA	$423.5	$505.1	$820.7
Gain on sale of real estate and businesses	(65.1)	(36.8)	(238.5)
Charges associated with acquisitions and divestitures	—	0.5	21.2
Amortization of deferred revenue	—	(2.0)	(5.0)
Restructuring charges	9.5	1.5	1.3
Exchange offer costs	43.4	—	—

Adjusted EBITDA(1)	$411.3	$468.3	$599.7

(1)	We have included Adjusted EBITDA which is a “non-GAAP financial measure” as defined under the rules of the SEC. Adjusted EBITDA is defined as net earnings (loss) adjusted for provision for (benefit from) income taxes; interest expense, net of interest income; (earnings) loss on discontinued operations, net of taxes; depreciation, depletion, accretion and amortization; gain on sale of real estate and businesses; charges associated with acquisitions and divestitures; amortization of deferred revenue; restructuring charges; and exchange offer costs. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements.

We believe that certain non-GAAP financial measures, such as Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, are useful to investors because that information is an appropriate measure for evaluating our operating performance. Internally, we use Adjusted EBITDA as an indicator of business performance, and evaluate management’s effectiveness with specific reference to Adjusted EBITDA. Adjusted EBITDA should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, since not all companies use identical calculations, the presentations of Adjusted EBITDA may not be comparable to similarly titled measures of other companies or other calculations pursuant to our debt instruments including our revolving credit facility.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest on our debts;

•	it does not reflect our income tax expense or the cash requirements to pay our taxes;

•	although depreciation, depletion, accretion and amortization are non-cash charges, the assets being depreciated, depleted, accreted and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may measure Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

RISK FACTORS

Any investment in the notes involves risks. You should carefully consider the following risks, together with the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. In addition to the risk factors set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein. If any of these risks actually occurs, our business, results of operations or financial condition could be materially and adversely affected. In such an event, the trading prices of the notes could decline, and you might lose all or part of your investment.

Risks Related to an Investment in the Notes

The Indenture does not limit the amount of indebtedness that we may incur.

The Indenture under which the notes will be issued does not limit the amount of indebtedness that we may incur. Other than as described under “Description of the Notes—Change of Control Repurchase Event” in this prospectus supplement, the Indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction.

The definition of a change of control requiring us to repurchase the notes is limited, so that the market price of the notes may decline if we enter into a transaction that is not a change of control under the Indenture governing the notes.

The term “change of control” (as used in the notes and the supplemental indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market price of the notes to decline. In particular, we could effect a transaction on a highly leveraged basis that would not be considered a change of control under the terms of the notes. Furthermore, we are required to repurchase notes upon a change of control only if, as a result of that change of control, the notes are downgraded to a rating that is below “investment grade.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

The notes are obligations exclusively of Vulcan Materials Company and not of our subsidiaries and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes will be our general unsecured obligations and will rank equally in right of payment with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2014, we and our subsidiaries had approximately $2,004 million of total unsecured debt, approximately $14 million of which was debt of our subsidiaries, and no secured debt (though our revolving credit facility, under which no borrowings were outstanding at December 31, 2014, is secured by accounts receivable and inventory).

The notes will be effectively junior to secured indebtedness that we may issue in the future and there is no limit on the amount of secured debt we may issue.

The notes are unsecured. As of December 31, 2014, we had no secured debt, but we may issue secured debt in the future in an unlimited amount. The Indenture contains a covenant limiting our ability to issue debt secured by any shares of stock or debt of any “restricted subsidiary” or by any “principal property,” as defined in the Indenture, without ratably securing the notes. We had as of December 31, 2014 three such principal properties, which represented approximately 15.8% of our consolidated net tangible assets. We could secure any amount of indebtedness with liens on any of our other assets without equally and ratably securing the notes. Holders of our secured debt that we may issue in the future may foreclose on the assets securing that debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding.

A downgrade or other changes in our credit ratings could occur or other events could affect our financial results and reduce the market value of the notes.

Our outstanding debt securities have been, and we expect the notes will be, rated by each of Moody’s and S&P. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Either rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or affect our ability to access financing. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the Indenture.

There is no public market for the notes, which could limit their market price or your ability to sell them. If active trading markets do not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are a new issue of securities for which there currently are no established trading markets. We do not intend to list the notes on any securities exchange or to have the notes quoted on any automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time. As a result, no assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Our failure to close the amendment of, and increase to, our revolving credit facility may impact our liquidity.

We are currently amending our revolving credit facility to, among other things, increase the size from $500 million to $750 million, with an anticipated closing date of April 16, 2015. With the net proceeds from this offering, cash on hand, and borrowings under our revolving credit facility we intend to fund the tender offer, the previously announced redemption of the 6.40% Notes, the planned redemption of the 6.50% Notes in an aggregate principal amount of approximately $125 million, and the planned redemption of the 8.85% Notes in an aggregate principal amount of $6 million and the planned prepayment of the Floating Rate Notes in an aggregate principal amount of $14 million. See “Use of Proceeds.” If the closing of the amendment is materially delayed, our liquidity may be negatively impacted.

Economic/Political Risks

Changes in legal requirements and governmental policies concerning zoning, land use, environmental and other areas of the law may result in additional liabilities, a reduction in operating hours and additional capital expenditures.

Our operations are affected by numerous federal, state and local laws and regulations related to zoning, land use and environmental matters. Despite our compliance efforts, we have an inherent risk of liability in the operation of our business. These potential liabilities could have an adverse impact on our operations and profitability. In addition, our operations are subject to environmental, zoning and land use requirements and require numerous governmental approvals and permits, which often require us to make significant capital and operating expenditures to comply with the applicable requirements. Stricter laws and regulations, or more stringent interpretations of existing laws or regulations, may impose new liabilities on us, reduce operating hours, require additional investment by us in pollution control equipment, or impede our opening new or expanding existing plants or facilities.

Climate change and climate change legislation or regulations may adversely impact our business.

A number of governmental bodies have introduced or are contemplating legislative and regulatory change in response to the potential impacts of climate change. Such legislation or regulation, if enacted, potentially could include provisions for a “cap and trade” system of allowances and credits or a carbon tax, among other provisions. The Environmental Protection Agency (“EPA”) promulgated a mandatory reporting rule covering greenhouse gas emissions from sources considered to be large emitters. The EPA has also promulgated a greenhouse gas emissions permitting rule, referred to as the “Tailoring Rule,” which requires permitting of large emitters of greenhouse gases under the Federal Clean Air Act. With the sale of our Newberry cement plant in March 2014, we no longer have a facility subject to either the reporting or permitting rule, although the impacts of the permitting rule are uncertain at this time.

Other potential impacts of climate change include physical impacts, such as disruption in production and product distribution due to impacts from major storm events, shifts in regional weather patterns and intensities, and potential impacts from sea level changes. There is also a potential for climate change legislation and regulation to adversely impact the cost of purchased energy and electricity.

The impacts of climate change on our operations and the company overall are highly uncertain and difficult to estimate. However, climate change, legislation and regulation concerning greenhouse gases could have a material adverse effect on our future financial position, results of operations or cash flows.

Growth and Competitive Risks

Within our local markets, we operate in a highly competitive industry which may negatively impact prices, volumes and costs.

The construction aggregates industry is highly fragmented with a large number of independent local producers in a number of our markets. Additionally, in most markets, we also compete against large private and public companies, some of which are significantly vertically integrated. Therefore, there is intense competition in a number of markets in which we operate. This significant competition could lead to lower prices and lower sales volumes in some markets, negatively affecting our earnings and cash flows.

Our long-term success depends upon securing and permitting aggregates reserves in strategically located areas. If we are unable to secure and permit such reserves it could negatively affect our future earnings.

Construction aggregates are bulky and heavy and, therefore, difficult to transport efficiently. Because of the nature of the products, the freight costs can quickly surpass the production costs. Therefore, except for geographic regions that do not possess commercially viable deposits of aggregates and are served by rail, barge or ship, the markets for our products tend to be localized around our quarry sites and are served by truck. New quarry sites often take years to develop; therefore, our strategic planning and new site development must stay ahead of actual growth. Additionally, in a number of urban and suburban areas in which we operate, it is increasingly difficult to permit new sites or expand existing sites due to community resistance. Therefore, our future success is dependent, in part, on our ability to accurately forecast future areas of high growth in order to locate optimal facility sites and on our ability to secure operating and environmental permits to operate at those sites.

Our future growth depends in part on acquiring other businesses in our industry and successfully integrating them with our existing operations. If we are unable to integrate acquisitions successfully, it could lead to higher costs and could negatively affect our earnings.

The expansion of our business is dependent in part on the acquisition of existing businesses that own or control aggregates reserves. Disruptions in the availability of financing could make it more difficult to capitalize on potential acquisitions. Additionally, with regard to the acquisitions we are able to complete, our future results will depend in part on our ability to successfully integrate these businesses with our existing operations.

Financial/Accounting Risks

Our industry is capital intensive, resulting in significant fixed and semi-fixed costs. Therefore, our earnings are highly sensitive to changes in volume.

Due to the high levels of fixed capital required for extracting and producing construction aggregates, our profits and profit margins are negatively affected by significant decreases in volume.

Significant downturn in the construction industry may result in an impairment of our goodwill.

We test goodwill for impairment on an annual basis or more frequently if events or circumstances change in a manner that would more likely than not reduce the fair value of a reporting unit below its carrying value. While we have not identified any events or changes in circumstances since our annual impairment test on November 1, 2014 that indicate the fair value of any of our reporting units is below its carrying value, a significant downturn in the construction industry may have a material effect on the fair value of our reporting units. A significant decrease in the estimated fair value of one or more of our reporting units could result in the recognition of a material, noncash write-down of goodwill.

We have substantial debt and our credit ratings are non-investment grade.

Our operating cash flow is burdened by substantial annual interest, and in some years, principal payments. Our ability to make scheduled interest and principal payments depends on our operating and financial performance. Our ability to refinance maturing debt depends on our financial performance and the state of the capital markets (particularly for non-investment grade debt). Operating and financial performance is, in turn, subject to general economic and business conditions, many of which are outside of our control.

Our debt instruments contain various covenants, including: affirmative (e.g., maintain insurance), negative (e.g., restrictions on lines of business), informational (e.g., provide financial statements) and financial (e.g., minimum EBITDA to interest ratio) covenants. If we fail to comply with any of these covenants, the related debt could become due prior to its stated maturity, and our ability to obtain alternative or additional financing could be impaired.

We use estimates in accounting for a number of significant items. Changes in our estimates could adversely affect our future financial results.

As discussed more fully in “Critical Accounting Policies” under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, we use significant judgment in accounting for:

•	goodwill and goodwill impairment;

•	impairment of long-lived assets excluding goodwill;

•	reclamation costs;

•	pension and other postretirement benefits;

•	environmental compliance;

•	claims and litigation including self-insurance; and

•	income taxes

We believe we have sufficient experience and reasonable procedures to enable us to make appropriate assumptions and formulate reasonable estimates; however, these assumptions and estimates could change significantly in the future and could adversely affect our financial position, results of operations, or cash flows.

Personnel Risks

Our future success is dependent upon a management team and divisional structure that are new.

Since January 1, 2014, we have experienced significant changes in our management team as part of the company’s management succession plan and new division organizational structure. Our future success depends in large part upon the effective transition of our new management team and the new divisional structure. If there are further changes in management or our organizational structure, such changes could be disruptive and could negatively affect our operations, strategic planning and performance.

Our future success greatly depends upon attracting and retaining qualified personnel, particularly in sales and operations.

A significant factor in our future profitability is our ability to attract, develop and retain qualified personnel. Our success in attracting qualified personnel, particularly in the areas of sales and operations, is affected by changing demographics of the available pool of workers with the training and skills necessary to fill the available positions, the impact on the labor supply due to general economic conditions, and our ability to offer competitive compensation and benefit packages.

We are subject to various risks arising from our international business operations and relationships, which could adversely affect our business.

We have international operations and are subject to both the risks of conducting international business and the requirements of the Foreign Corrupt Practices Act of 1977 (the “FCPA”). Failure to comply with the FCPA may result in legal claims against us. In addition, we face other risks associated with international operations and relationships, which may include restrictive trade policies, imposition of duties, taxes or government royalties impressed by foreign governments.

Other Risks

We are dependent on information technology and our systems and infrastructure face certain risks, including cybersecurity risks and data leakage risks.

Any significant breakdown, invasion, destruction or interruption of our systems by employees, others with authorized access to our systems or unauthorized persons could negatively impact operations. There is also a risk that we could experience a business interruption, theft of information, or reputational damage as a result of a cyber-attack, such as an infiltration of a data center, or data leakage of confidential information either internally or at our third-party providers. While we have invested in the protection of our data and informational technology to reduce these risks and periodically test the security of our information systems network, there can be no assurance that our efforts will prevent breakdowns or breaches in our systems that could adversely affect or business. Management is not aware of a cybersecurity incident that has had a material impact on our operations.

Weather can materially affect our operating results.

Almost all of our products are consumed outdoors in the public or private construction industry, and our production and distribution facilities are located outdoors. Inclement weather affects both our ability to produce and distribute our products and affects our customers’ short-term demand because their work also can be hampered by weather. Therefore, our financial results can be negatively affected by inclement weather.

Our products are transported by truck, rail, barge or ship, often by third-party providers. Significant delays or increased costs affecting these transportation methods could materially affect our operations and earnings.

Our products are distributed either by truck to local markets or by rail, barge or oceangoing vessel to remote markets. The costs of transporting our products could be negatively affected by factors outside of our control, including rail service interruptions or rate increases, tariffs, rising fuel costs and capacity constraints. Additionally, inclement weather, including hurricanes, tornadoes and other weather events, can negatively impact our distribution network.

We use large amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources that are subject to potential supply constraints and significant price fluctuation, which could affect our operating results and profitability.

In our production and distribution processes, we consume significant amounts of electricity, diesel fuel, liquid asphalt and other petroleum-based resources. The availability and pricing of these resources are subject to market forces that are beyond our control. Our suppliers contract separately for the purchase of such resources and our sources of supply could be interrupted should our suppliers not be able to obtain these materials due to higher demand or other factors that interrupt their availability. Variability in the supply and prices of these resources could materially affect our operating results from period to period and rising costs could erode our profitability.

We are involved in a number of legal proceedings. We cannot predict the outcome of litigation and other contingencies with certainty.

We are involved in several complex litigation proceedings, some arising from our previous ownership and operation of our Chemicals and Metals businesses. Although we divested our Chemicals business in June 2005, we retained certain liabilities related to the business. As required by generally accepted accounting principles (“GAAP”), we establish reserves when a loss is determined to be probable and the amount can be reasonably estimated. Our assessment of probability and loss estimates are based on the facts and circumstances known to us at a particular point in time. Subsequent developments in legal proceedings may affect our assessment and estimates of a loss contingency, and could result in an adverse effect on our financial position, results of operations or cash flows. For a description of our current significant legal proceedings see Note 12 “Commitments and Contingencies” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

We are involved in certain environmental matters. We cannot predict the outcome of these contingencies with certainty.

We are involved in environmental investigations and cleanups at sites where we operate or have operated in the past or sent materials for recycling or disposal. As required by GAAP, we establish reserves when a loss is determined to be probable and the amount can be reasonably estimated. Our assessment of probability and loss estimates are based on the facts and circumstances known to us at a particular point in time. Subsequent developments related to these matters may affect our assessment and estimates of loss contingency, and could result in an adverse effect on our financial position, results of operations or cash flows. For a description of our current significant environmental matters see Note 12 “Commitments and Contingencies” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Vulcan is set forth below for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) minority interest in earnings of a consolidated subsidiary; (3) fixed charges; (4) capitalized interest credits; and (5) amortization of capitalized interest. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Year Ended December 31,
2010	2011	2012	2013	2014
0.1x(1)	0.4x(1)	0.5x(1)	1.0x(1)	2.1x

(1)	Earnings were insufficient to cover fixed charges by approximately $192.4 million for the year ended December 31, 2010, $153.0 million for the year ended December 31, 2011, $119.7 million for the year ended December 31, 2012, and $1,384,000 for the year ended December 31, 2013.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $396 million from this offering. We intend to use the net proceeds from this offering, cash on hand, and borrowings under our revolving credit facility to fund (1) the tender offer, (2) the previously announced redemption of the 6.40% Notes, (3) the planned redemption of the 6.50% Notes in an aggregate principal amount of approximately $125 million, and (4) the planned redemption of the 8.85% Notes in an aggregate principal amount of $6 million and the planned prepayment of the Floating Rate Notes in an aggregate principal amount of $14 million.

Certain of the underwriters or their affiliates may be holders of the 7.00% Notes, the 6.50% Notes and the 6.40% Notes and therefore would receive a portion of the proceeds from this offering in connection with the tender offer and the redemptions.

As of the date of this prospectus supplement, approximately (1) $400 million aggregate principal amount of the 7.00% Notes, (2) $125 million aggregate principal amount of the 6.50% Notes, (3) $219 million aggregate principal amount of the 6.40% Notes, (4) $6 million aggregate principal amount of the 8.85% Notes and (5) $14 million aggregate principal amount of the Floating Rate Notes were outstanding. The 7.00% Notes bear interest at a rate of 7.00% per annum and mature on June 15, 2018. The 6.50% Notes bear interest at a rate of 6.50% per annum and mature on December 1, 2016. The 6.40% Notes bear interest at a rate of 6.40% per annum and mature on November 30, 2017. The 8.85% Notes bear interest at a rate of 8.85% per annum and mature on October 1, 2021. The Floating Rate Notes mature on November 1, 2022.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2014:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the notes in this offering and the application of the net proceeds, after deducting underwriting discounts but before deducting other offering expenses, as described under “Use of Proceeds.”

The unaudited information set forth below should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2014 incorporated by reference herein.

	As of December 31, 2014
	Actual	As Adjusted
	(Amounts in thousands)
Short-term Debt	$—	$—

Long-term Debt
Revolving Credit Facility	$—	$163,634
10.125% notes due 2015	150,000	150,000
6.50% notes due 2016	125,001	—
6.40% notes due 2017	218,633	—
7.00% notes due 2018	400,000	200,000
10.375% notes due 2018	250,000	250,000
7.50% notes due 2021	600,000	600,000
8.85% notes due 2021	6,000	—
Floating rate notes due 2022	14,000	—
Notes offered hereby	—	400,000
7.15% notes due 2037	240,188	240,188
Other notes	635	635

Total long-term debt including current maturities	$2,004,457	$2,004,457

Less current maturities	150,137	150,137

Total long-term debt	$1,854,320	$1,854,320

Shareholders’ equity	4,176,699	4,176,699

Total long-term debt and shareholders’ equity	$6,031,019	$6,031,019

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table shows our selected historical consolidated financial data as of and for each of the years in the five-year period ended December 31, 2014. The selected historical consolidated financial data have been derived from our audited consolidated financial statements for each of the five years in the period ended December 31, 2014. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, incorporated by reference herein. Our historical results are not necessarily indicative of future operating results.

	Year Ended
	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013	December 31, 2014
	(In millions of dollars)
Consolidated Statement of Operations Data:
Total revenues	$2,558.9	$2,564.6	$2,567.3	$2,770.7	$2,994.2
Gross profit	300.7	283.9	334.0	426.9	587.6
Gross profit margin	11.8%	11.1%	13.0%	15.4%	19.6%
Earnings (loss) from continuing operations	(102.5)	(75.3)	(53.9)	20.8	207.1
Earnings (loss) on discontinued operations, net of tax	6.0	4.5	1.3	3.6	(2.2)
Net earnings (loss)	(96.5)	(70.8)	(52.6)	24.4	204.9
Balance Sheet Data:
Cash and cash equivalents	$47.5	$155.8	$275.5	$193.7	$141.3
Working capital	191.4	456.8	548.6	652.4	468.6
Property, plant & equipment, net	3,632.9	3,418.2	3,159.2	3,312.0	3,071.6
Total assets	8,339.5	8,229.3	8,126.6	8,259.1	8,061.9
Total debt	2,427.5	2,680.7	2,526.4	2,522.2	1,855.4
Total shareholders’ equity	3,955.8	3,791.6	3,761.1	3,938.1	4,176.7
Cash Flow Statement Data:
Net cash provided (used) by operating activities	$202.7	$169.0	$238.5	$356.5	$260.3
Net cash provided (used) by investing activities	(88.4)	(19.5)	10.4	(296.2)	238.3
Net cash provided (used) by financing activities	(89.1)	(41.3)	(129.2)	(142.0)	(551.1)
Capital expenditures	79.4	97.9	95.8	284.6	223.1
Select Financial Data:
EBITDA	$370.6	$425.2	$423.5	$505.1	$820.7
Adjusted EBITDA	371.1	351.8	411.3	468.3	599.7
Reconciliation of net earnings (loss) to EBITDA
Net income (loss)	$(96.5)	$(70.8)	$(52.6)	$24.4	$204.9
Provision (Benefit) for income taxes	(89.7)	(78.5)	(66.5)	(24.5)	91.7
Interest Expense, net of Interest Income	180.7	217.3	211.9	201.7	242.4
(Earnings) loss on discontinued operations, net of taxes	(6.0)	(4.5)	(1.3)	(3.6)	2.2
Depreciation, depletion, accretion and amortization	382.1	361.7	332.0	307.1	279.5

EBITDA	$370.6	$425.2	$423.5	$505.1	$820.7
Gain on sale of real estate and businesses	(39.5)	(42.1)	(65.1)	(36.8)	(238.5)
Charges associated with acquisitions and divestitures	—	—	—	0.5	21.2
(Recovery from) charge for legal settlement	40.0	(46.4)	—	—	—
Amortization of deferred revenue	—	—	—	(2.0)	(5.0)
Restructuring charges	—	12.9	9.5	1.5	1.3
Exchange offer costs	—	2.2	43.4	—	—

Adjusted EBITDA(1)	$371.1	$351.8	$411.3	$468.3	$599.7

(1)	We have included Adjusted EBITDA which is a “non-GAAP financial measure” as defined under the rules of the SEC. Adjusted EBITDA is defined as net earnings (loss) adjusted for provision for (benefit from) income taxes; interest expense, net of interest income; (earnings) loss on discontinued operations, net of taxes; depreciation, depletion, accretion and amortization; gain on sale of real estate and businesses; charges associated with acquisitions and divestitures; amortization of deferred revenue; restructuring charges; and exchange offer costs. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements.

We believe that certain non-GAAP financial measures, such as Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, are useful to investors because that information is an appropriate measure for evaluating our operating performance. Internally, we use Adjusted EBITDA as an indicator of business performance, and evaluate management’s effectiveness with specific reference to Adjusted EBITDA. Adjusted EBITDA should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. You are encouraged to evaluate each adjustment and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, since not all companies use identical calculations, the presentations of Adjusted EBITDA may not be comparable to similarly titled measures of other companies or other calculations pursuant to our debt instruments including our revolving credit facility.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect the significant interest expense, or the cash requirements necessary to service interest on our debts;

•	it does not reflect our income tax expense or the cash requirements to pay our taxes;

•	although depreciation, depletion, accretion and amortization are non-cash charges, the assets being depreciated, depleted, accreted and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may measure Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the consolidated results of operations and our and our subsidiaries’ financial condition. You should read this discussion in conjunction with our Consolidated Financial Statements and the notes thereto and the information set forth under “Selected Consolidated Financial Information” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein. The discussion, as well as certain information contained elsewhere in this prospectus supplement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created thereby. See “Forward-Looking Statements” above.

Executive Summary

Financial Summary for 2014

•	Earnings from continuing operations were $1.56 per diluted share versus $0.16 per diluted share in the prior year

•	Net earnings of $204.9 million improved by $180.5 million

•	Adjusted EBITDA of $599.7 million increased by $131.4 million

•	Total revenues increased $223.5 million, or 8%, to $2,994.2 million

•	Gross profit increased $160.7 million, or 38%, to $587.6 million

•	Gross profit margin increased 4.2 percentage points (420 basis points)

•	Aggregates segment gross profit increased $130.8 million, or 32%, to $544.1 million

•	Gross profit as a percentage of freight-adjusted revenues improved 4.1 percentage points (410 basis points)

•	Incremental gross profit as a percentage of freight-adjusted revenues was 60.0%

•	Freight-adjusted revenues increased $218.0 million, or 14%

•	Freight-adjusted sales price increased $0.25 per ton, or 2%

•	Shipments increased 16.5 million tons, or 11%

•	Same-store shipments increased 15.0 million tons, or 10%

•	Non-aggregates gross profit improved $29.9 million, or 220%, collectively

•	Selling, Administrative and General (SAG) expenses of $272.3 million were up $12.9 million, or 5%

•	Generated $1,007.7 million in cash from the sale of assets and results of operations, reduced debt by $516.8 million and invested $331.8 million in strategic bolt-on acquisitions

Key Drivers of Value Creation

*	Source: Moody’s Analytics

New Executive Leadership Team and Divisional Structure

In 2014, we announced a new executive leadership team led by Tom Hill, President and Chief Executive Officer. Joining Mr. Hill on the leadership team were John McPherson (Executive Vice President, Chief Financial and Strategy Officer), Stan Bass (Senior Vice President, West Region) and Michael Mills (Senior Vice President and General Counsel). We also introduced a new divisional organization structure effective January 1, 2015. This new structure enables us to pursue growth and profitability while further leveraging the ERP and Shared Services platforms implemented in 2012.

2014 Strategic Acquisitions/Divestitures

•	Fourth quarter acquisition

•	two portable asphalt plants and an aggregates facility in Southern California

•	Third quarter acquisitions

•	five aggregates facilities and associated downstream assets in Arizona and New Mexico

•	two aggregates facilities in Delaware, serving northern Virginia and Washington, D.C.

•	four aggregates facilities in the San Francisco Bay Area

•	a rail-connected aggregates operation and two distribution yards that serve the greater Dallas/Fort Worth market

•	Second quarter acquisition

•	a permitted aggregates quarry in Alabama

In the first quarter of 2014 we sold our cement and concrete businesses in the Florida area to Cementos Argos (“Argos”) for net pretax cash proceeds of $721.4 million resulting in a pretax gain of $211.4 million (net of $16.5 million of disposition related charges). We retained all of our Florida aggregates operations, our former Cement segment’s calcium operation in Brooksville, Florida and real estate associated with certain former ready-mixed concrete facilities. Under a separate supply agreement, we will continue to provide aggregates to the divested concrete facilities, at market prices, for a period of 20 years.

Given our aggregates focused strategy, Argos is a better owner of those assets than we were. Our divested cement and concrete operations were among the most volatile and capital-intensive businesses in our portfolio. We continually challenge ourselves as to whether we are the best owner of our individual assets and operations—this logic supports the Argos divestiture and also underpins the smaller transaction we closed in late January 2015 to exchange our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona. We expect to earn a higher return on the exchanged assets due to our operational and strategic focus in the Arizona asphalt market.

For a detailed discussion of our acquisitions and divestitures, see Note 19 “Acquisitions and Divestitures” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

Market Developments

Aggregates demand is in the early stages of recovery and remains well below normalized levels. The pattern of recovery is increasingly broad-based and, for the first time since 2005, demand in each of the four major end markets increased versus the prior year. We currently anticipate a gradual recovery lasting several more years before we return to aggregates consumption levels consistent with long-term trends.

Construction activity in our markets grew faster than U.S. markets as a whole in 2014, led by growth in private construction. Residential construction activity, measured in housing starts, continues to recover from depressed levels of demand to more normalized levels needed to support demographics. Private nonresidential construction activity continues to benefit from growth in office and commercial as well as large industrial projects along the coasts of Texas and Louisiana, where we are well positioned to provide aggregates to an area deprived of naturally occurring sources suitable for construction. We see demand from private end-uses up 14% to 18% during 2015. Private growth continues to be driven by the recovery in employment and the continued strength in family and multi-family housing. Our employment and housing assumptions are consistent with consensus forecasts and reflect that our markets are growing faster than the rest of the United States.

Public construction continues to realize steady growth due mostly to strong awards for new projects in 2013 and early in 2014 as well as large transportation-related projects funded through the federal government’s Transportation Infrastructure Finance & Innovation Act (“TIFIA”) program. We currently expect these trends in demand in each of the major end markets to continue in 2015. We believe demand from public end-uses will increase 3% to 5% during 2015. Construction award momentum remains positive and stable in our markets. The South and West continue to see more growth than other areas of the United States. State and local tax revenue growth has mirrored the economic recovery. As tax revenues approach all time high levels, they will supply the support for new public funding.

Reconciliation of Non-GAAP Financial Measures

Gross profit margin excluding freight and delivery revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with Gaap

in millions	2014	2013	2012
Gross profit	$587.6	$426.9	$334.0
Total revenues	$2,994.2	$2,770.7	$2,567.3

Gross profit margin	19.6%	15.4%	13.0%

Gross Profit Margin Excluding Freight and Delivery Revenues

in millions	2014	2013	2012
Gross profit	$587.6	$426.9	$334.0

Total revenues	$2,994.2	$2,770.7	$2,567.3
Freight and delivery revenues[1]	473.1	386.2	326.6

Total revenues excluding freight and delivery revenues	$2,521.1	$2,384.5	$2,240.7

Gross profit margin excluding freight and delivery revenues	23.3%	17.9%	14.9%

1	Includes freight to remote distribution sites.

Aggregates segment gross profit as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is more meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliation of these metrics to their nearest GAAP measure is presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

in millions	2014	2013	2012
Aggregates segment
Gross profit	$544.1	$413.3	$352.1
Segment sales	2,346.4	2,025.0	1,863.9

Gross profit margin	23.2%	20.4%	18.9%

Incremental gross profit margin	40.7%	38.0%

Aggregates Segment Gross Profit Margin as a Percentage of Freight-Adjusted Revenues

in millions	2014	2013	2012
Aggregates segment
Gross profit	$544.1	$413.3	$352.1

Segment sales	$2,346.4	$2,025.0	$1,863.9
Excluding
Freight, delivery and transportation revenues[1]	532.2	424.9	367.5
Other revenues	20.2	24.1	24.8

Freight-adjusted revenues	$1,794.0	$1,576.0	$1,471.6

Gross profit as a percentage of freight-adjusted revenues	30.3%	26.2%	23.9%

Incremental gross profit as a percentage of freight-adjusted revenues	60.0%	58.6%

1	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

GAAP does not define “free cash flow,” “cash gross profit” and “Earnings Before Interest, Taxes, Depreciation and Amortization” (“EBITDA”). Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company’s ability to incur and service debt and to assess the operating performance of a company’s businesses. We use free cash flow, cash gross profit, EBITDA and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow is calculated by deducting purchases of property, plant & equipment from net cash provided by operating activities.

in millions	2014	2013	2012
Net cash provided by operating activities	$260.3	$356.5	$238.5
Purchases of property, plant & equipment	(224.9)	(275.4)	(93.4)

Free cash flow	$35.4	$81.1	$145.1

Cash Gross Profit

Cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization to gross profit. Cash gross profit per ton is computed by dividing cash gross profit by tons shipped.

in millions, except per ton data	2014	2013	2012
Aggregates segment
Gross profit	$544.1	$413.3	$352.1
Depreciation, depletion, accretion and amortization	227.0	224.8	240.7

Aggregates segment cash gross profit	$771.1	$638.1	$592.8

Unit shipments—tons	162.4	145.9	141.0

Aggregates segment cash gross profit per ton	$4.75	$4.37	$4.21

Asphalt Mix segment
Gross profit	$38.1	$32.7	$22.9
Depreciation, depletion, accretion and amortization	10.7	8.7	8.7

Asphalt Mix segment cash gross profit	$48.8	$41.4	$31.6

Concrete segment
Gross profit	$2.2	$(24.8)	$(38.2)
Depreciation, depletion, accretion and amortization	19.9	33.0	41.3

Concrete segment cash gross profit	$22.1	$8.2	$3.1

Calcium (formerly Cement) segment
Gross profit	$3.2	$5.7	$(2.8)
Depreciation, depletion, accretion and amortization	1.6	18.1	18.1

Calcium segment cash gross profit	$4.8	$23.8	$15.3

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

in millions	2014	2013	2012
Net earnings (loss)	$204.9	$24.4	$(52.6)
Provision for (benefit from) income taxes	91.7	(24.5)	(66.5)
Interest expense, net of interest income	242.4	201.7	211.9
(Earnings) loss on discontinued operations, net of taxes	2.2	(3.6)	(1.3)
Depreciation, depletion, accretion and amortization	279.5	307.1	332.0

EBITDA	$820.7	$505.1	$423.5

Gain on sale of real estate and businesses	$(238.5)	$(36.8)	$(65.1)
Charges associated with acquisitions and divestitures	21.2	0.5	0.0
Amortization of deferred revenue	(5.0)	(2.0)	0.0
Restructuring charges	1.3	1.5	9.5
Exchange offer costs	0.0	0.0	43.4

Adjusted EBITDA	$599.7	$468.3	$411.3

Results of Operations

Total revenues include sales of product to customers, net of any discounts and taxes, and freight and delivery revenues billed to customers. Related freight and delivery costs are included in cost of revenues. This presentation is consistent with the basis on which we review our consolidated results of operations. We discuss separately our discontinued operations, which consists of our former Chemicals business.

The following table highlights significant components of our consolidated operating results including EBITDA and Adjusted EBITDA.

Consolidated Operating Result Highlights

For the years ended December 31 in millions, except per share data	2014	2013	2012
Total revenues	$2,994.2	$2,770.7	$2,567.3
Cost of revenues	2,406.6	2,343.8	2,233.3

Gross profit	$587.6	$426.9	$334.0

Selling, administrative and general expenses	$272.3	$259.4	$259.1

Gain on sale of property, plant & equipment and businesses, net	$244.2	$39.3	$68.5

Exchange offer costs	$0.0	$0.0	$(43.4)

Operating earnings	$538.1	$190.4	$84.8

Interest expense	$243.4	$202.6	$213.1

Earnings (loss) from continuing operations	$207.1	$20.8	$(53.9)
Earnings (loss) on discontinued operations, net of income taxes	(2.2)	3.6	1.3

Net earnings (loss)	$204.9	$24.4	$(52.6)

Basic earnings (loss) per share
Continuing operations	$1.58	$0.16	$(0.42)
Discontinued operations	(0.02)	0.03	0.01

Basic net earnings (loss) per share	$1.56	$0.19	$(0.41)

Diluted earnings (loss) per share
Continuing operations	$1.56	$0.16	$(0.42)

Discontinued operations	(0.02)	0.03	0.01

Diluted net earnings (loss) per share	$1.54	$0.19	$(0.41)

EBITDA	$820.7	$505.1	$423.5

Adjusted EBITDA	$599.7	$468.3	$411.3

Net earnings for 2014 were $204.9 million, or $1.54 per diluted share, compared to $24.4 million, or $0.19 per diluted share in 2013 and a net loss of $52.6 million, or $0.41 per diluted share in 2012. Each year’s results were impacted by discrete items as follows:

•

The 2014 results include a pretax gain of $217.4 million (net of $21.1 million of disposition related charges) related to the sale of real estate and businesses including our cement and concrete businesses in the Florida area, and a pretax loss on debt purchase of $72.9 million presented as a component of interest expense (see Note 6 “Debt” in Item 8 “Financial Statements and

Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein).

•	The 2013 results include a pretax gain of $36.3 million (net of $0.5 million of disposition related charges) related to the sale of reclaimed real estate and businesses.

•	The 2012 results include a $65.1 million pretax gain on sale of real estate and businesses, a pretax charge of $9.6 million related to our restructuring and a pretax charge of $43.4 million related to the unsolicited exchange offer.

The following table compares our Concrete and Calcium (formerly Cement) segments financial data adjusted for the March 2014 sale of our Florida area concrete and cement businesses.

Adjusted Concrete and Calcium Segment Financial Data

For the years ended December 31 in millions, except per share data	2014	2013	2012
Concrete Segment
Segment sales
As reported	$375.8	$471.7	$406.4
Adjusted	$343.1	$303.1	$276.9

Total revenues
As reported	$375.8	$471.7	$406.4
Adjusted	$343.1	$303.1	$276.9

Gross profit
As reported	$2.2	$(24.8)	$(38.2)
Adjusted	$5.9	$(0.3)	$(2.8)

Depreciation, depletion, accretion and amortization
As reported	$19.9	$33.0	$41.3
Adjusted	$18.5	$17.7	$19.8

Shipments—cubic yards
As reported	3.7	4.8	4.2
Adjusted	3.4	3.1	2.8

Calcium (formerly Cement) Segment
Segment sales
As reported	$25.0	$99.0	$85.8
Adjusted	$9.0	$9.6	$12.8

Total revenues
As reported	$15.8	$51.7	$46.8
Adjusted	$9.1	$9.5	$12.8

Gross profit
As reported	$3.2	$5.7	$(2.8)
Adjusted	$3.5	$3.0	$3.6

Depreciation, depletion, accretion and amortization
As reported	$1.6	$18.1	$18.1
Adjusted	$0.6	$0.4	$0.3

As previously noted, in January 2015 we exchanged our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona. Adjusting our Concrete segment financial data for this transaction as well as the March 2014 sale of our Florida area concrete business results in the following:

•	Segment sales and Segment revenues

•	2014—$272.7 million, 2013—$244.9 million and 2012—$219.2 million

•	Gross profit

•	2014—$11.8 million, 2013—$5.8 million and 2012—$1.1 million

•	Depreciation, depletion, accretion and amortization

•	2014—$16.5 million, 2013—$15.5 million and 2012—$18.5 million

•	Shipments – cubic yards

•	2014—2.7 million, 2013—2.5 million and 2012—2.2 million

Year-over-year changes in earnings from continuing operations before income taxes are summarized below:

in millions	2012	$(120.4)	2013	$(3.7)
Higher aggregates gross profit		61.2		130.8
Higher asphalt mix gross profit		9.8		5.4
Higher concrete gross profit		13.4		27.0
Higher (lower) calcium gross profit		8.5		(2.5)
Higher selling, administrative and general expenses		(0.3)		(12.9)
Higher (lower) gain on sale of property, plant & equipment and businesses		(29.2)		205.0
Lower restructuring charges		8.0		0.2
Lower exchange offer costs		43.4		0.0
Lower (higher) interest expense		10.5		(40.8)
All other		(8.6)		(9.7)

	2013	$(3.7)	2014	$298.8

Operating Results by Segment

We present our results of operations by segment at the gross profit level. We have four operating (and reportable) segments organized around our principal product lines: 1) Aggregates, 2) Asphalt Mix, 3) Concrete and 4) Calcium (formerly Cement). Management reviews earnings for the product line segments principally at the gross profit level.

1.	Aggregates

Our year-over-year aggregates shipments:

•	increased 11% in 2014

•	increased 4% in 2013

•	declined 1% in 2012

Sales volume momentum improved across most of our 20-state geographic footprint. This growing momentum is driven by strengthening construction activity across all end-use markets and an increasing number of large projects. On a same-store basis, aggregates shipments increased 15.0 million tons or 10%. Florida, Georgia, Illinois, Texas and Virginia saw shipment increases in excess of 10% over the prior year on a same-store basis. This strong broad-based growth is driven by improving private construction activity and our ability to serve growing demand from large-project work in both private and public end-markets.

Residential construction activity continues to be solid across our footprint, led by growth in multi-family housing. While the growth rate nationally for housing starts has slowed, key markets in California, Florida, Georgia and Texas continue to post above-average growth rates. Private nonresidential demand in our markets continues to grow faster than in the U.S. as a whole. This is driven by office, commercial and manufacturing projects—and by growth in construction activity along the Gulf Coast where we are uniquely positioned. In the public sector, shipments for highways has remained solid due to strong contract awards in 2013, increases in state highway funding, a growing number of TIFIA-funded projects in key states, and the extension of the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) (the federal highway bill).

Our year-over-year freight-adjusted selling price1 for aggregates:

•	increased 2% in 2014

•	increased 3% in 2013

•	increased 2% in 2012

1	We routinely arrange the delivery of our aggregates to the customer. Additionally, we incur transportation costs to move aggregates from the production site to remote distribution sites. These costs are passed on to our customers in the aggregates price. We remove these pass-through freight and transportation revenues (and any other aggregates-derived revenues, such as landfill tipping fees) from the freight-adjusted selling price for aggregates. See the Reconciliation of Non-GAAP Financial Measures within this Management’s Discussion and Analysis of Financial Condition and Results of Operations for a reconciliation of freight-adjusted revenues.

Our pricing environment continues to improve with the gradual improvement in demand. During 2014, we realized modest price improvements in all but one of our management reporting units across our 20-state geographic footprint. Pricing decisions are made locally and outcomes will vary significantly by geography.

Aggregates Freight-Adjusted Revenues	Aggregates Gross Profit and Cash Gross Profit

in millions	in millions

Aggregates Unit Shipments	Aggregates Selling Price and Cash Gross Profit per Ton

Tons[1], in millions	Freight-adjusted average sales price per ton [2]

[1] Includes tons marketed and sold on behalf of a third-party pursuant to volumetric production payment (VPP) agreements	[2] Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments

Aggregates segment gross profit increased $130.8 million from the prior year and gross profit as a percentage of freight-adjusted revenues increased 4.1 percentage points (410 basis points). The increase in Aggregates segment gross profit resulted from higher volumes and better unit margins.

Aggregates segment cash gross profit per ton increased 9% to $4.75 in 2014. This measure continues to improve, reflecting our effective management of the three major profit drivers (price for service; sales and production mix; operating efficiency and leverage). These efforts resulted in a record level of unit profitability that exceeds the level achieved in 2005 ($3.28 per ton—our peak year for volume) and in 2008 ($4.69 per ton—our previous high). This trend further highlights the earnings potential of our aggregates business as volumes recover.

2.	Asphalt Mix

Our year-over-year asphalt mix shipments:

•	increased 8% in 2014

•	increased 3% in 2013

•	declined 7% in 2012

Asphalt Mix segment gross profit of $38.1 million was up $5.4 million from the prior year due to higher margins in California and the earnings contribution from recently completed acquisitions in Arizona and New Mexico. On a same-store basis, asphalt volumes increased 4% from the prior year and unit profitability increased 6%.

Asphalt Mix Segment Sales	Asphalt Mix Gross Profit and Cash Gross Profit

in millions	in millions

3.	Concrete

Our year-over-year ready-mixed concrete shipments:

•	decreased 22% in 2014

•	increased 14% in 2013

•	increased 9% in 2012

Concrete segment gross profit was $2.2 million in 2014 compared to a loss of $24.8 million in 2013. Adjusted for the sale of our concrete business in the Florida area, Concrete segment gross profit was $5.9 million compared to a loss of $0.3 million in 2013. Ready-mixed concrete shipments declined in 2014 as a result of the sale of our Florida concrete business in the first quarter of 2014. Adjusted for the sale of our concrete business in the Florida area, ready-mixed concrete shipments increased 10% in 2014.

Concrete Segment Sales[1]	Concrete Gross Profit and Cash Gross Profit[1]

in millions	in millions

1	The financial data above excludes the Florida area concrete businesses sold in March 2014. See the Adjusted Concrete and Calcium (formerly Cement) Segment Financial Data table on page 35 of our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

4.	Calcium (Formerly Cement)

Calcium segment gross profit of $3.2 million was down $2.5 million from the prior year. Our cement business was sold in the first quarter of 2014 along with the Florida concrete assets. Adjusted for the sale of our cement business in the Florida area, Calcium segment gross profit was $3.5 million compared to $3.0 million in 2013.

Calcium Segment Sales[1]	Calcium Gross Profit and Cash Gross Profit[1]

in millions	in millions

1	The financial data above excludes the cement businesses sold in March 2014. See the Adjusted Concrete and Calcium (formerly Cement) Segment Financial Data table on page 35 of our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

Selling, Administrative and General Expenses

in millions

SAG expenses were up $12.9 million, or 5%, due primarily to increased performance based incentives and business development expenses. As a percentage of total revenues, SAG expenses declined from 9.4% in 2013 to 9.1% in 2014. We remain focused on leveraging SAG to revenues as volumes recover.

Our comparative total company employment levels at year end:

•	declined 3% in 2014

•	increased 5% in 2013

•	declined 5% in 2012

Severance charges included in SAG expenses were as follows: 2014—$1.0 million, 2013—$1.2 million and 2012—$0.9 million. Severance and other related restructuring charges not included in SAG expenses were as follows: 2014—$1.3 million, 2013—$1.5 million and 2012—$9.6 million.

Gain on Sale of Property, Plant & Equipment and Businesses, Net

in millions

The 2014 gain includes a $227.9 million pretax gain from the sale of our cement and concrete businesses in Florida to Argos and a $6.0 million pretax gain from the sale of two reclaimed operating sites. The 2013 gain includes a $24.0 million pretax gain from the sale of five non-strategic aggregates production facilities and a $9.0 million pretax gain from the sale of reclaimed and surplus real estate. The 2012 gain includes a $41.2 million pretax gain from the sale of reclaimed and surplus real estate, a $5.6 million pretax gain from the sale of a non-strategic aggregates production facility, a $12.3 million pretax gain from the sale of mitigation credits and a $6.0 million pretax gain on the sale of developed real estate.

Interest Expense

in millions

Interest expense in 2014 included a $72.9 million pretax loss on debt purchase resulting from our March 2014 purchase of $506.4 million principal amount of outstanding debt which was funded by the sale of our cement and concrete businesses in the Florida area. Interest expense in 2013 decreased $10.5 million from 2012 due to lower outstanding debt.

Income Taxes

Our income tax provision (benefit) from continuing operations for the years ended December 31 is shown below:

dollars in millions	2014	2013	2012
Earnings (loss) from continuing operations before income taxes	$298.8	$(3.7)	$(120.4)
Provision for (benefit from) income taxes	$91.7	$(24.5)	$(66.5)
Effective tax rate	30.7%	660.5%	55.2%

The $116.2 million increase in our 2014 provision for income taxes and the $42.0 million decrease in our 2013 benefit from income taxes are primarily related to the year-over-year improvement in our earnings from continuing operations. A reconciliation of the federal statutory rate of 35% to our effective tax rates for 2014, 2013 and 2012 is presented in Note 9 “Income Taxes” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

Discontinued Operations

Pretax earnings (loss) from discontinued operations were:

•	$3.7 million loss in 2014

•	$6.0 million earnings in 2013

•	$2.2 million earnings in 2012

The $3.7 million loss from discontinued operations resulted primarily from general and product liability costs, including legal defense costs, and environmental remediation costs associated with our former Chemicals business. The 2013 and 2012 pretax earnings include gains related to the 5CP earn-out (final payment in 2013) of $11.7 million and $10.2 million, respectively. These gains were partially offset by general and product liability costs, including legal defense costs, and environmental remediation costs. For additional information regarding discontinued operations and the 5CP earn-out, see Note 2 “Discontinued Operations” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein.

Liquidity and Financial Resources

Our primary sources of liquidity are cash provided by our operating activities, a bank line of credit and access to the capital markets. Additional sources of liquidity include the sale of reclaimed and surplus real estate, and dispositions of non-strategic operating assets. We believe these liquidity and financial resources are sufficient to fund our business requirements for 2015, including:

•	cash contractual obligations;

•	capital expenditures;

•	debt service obligations;

•	potential future acquisitions; and

•	dividend payments.

We actively manage our capital structure and resources in order to minimize the cost of capital while properly managing financial risk. We seek to meet these objectives by adhering to the following principles:

•	maintain substantial bank line of credit borrowing capacity;

•	proactively manage our long-term debt maturity schedule such that repayment/refinancing risk in any single year is low;

•	minimize financial and other covenants that limit our operating and financial flexibility; and

•	opportunistically access the capital markets when conditions and terms are favorable.

Cash

Included in our December 31, 2014 cash and cash equivalents balance of $141.3 million is $52.2 million of cash held at one of our foreign subsidiaries. All of the $52.2 million of cash relates to earnings prior to January 1, 2012 that are permanently reinvested offshore. Use of this permanently reinvested cash is currently limited to our foreign operations.

Cash from Operating Activities

in millions

Net cash provided by operating activities is derived primarily from net earnings before noncash deductions for depreciation, depletion, accretion and amortization.

in millions	2014	2013	2012
Net earnings (loss)	$204.9	$24.4	$(52.6)
Depreciation, depletion, accretion and amortization (DDA&A)	279.5	307.1	332.0

Net earnings before noncash deductions for DDA&A	$484.4	$331.5	$279.4

Net gain on sale of property, plant & equipment and businesses	(244.2)	(51.0)	(78.7)
Proceeds from sale of future production, net of transaction costs	0.0	153.1	73.6
Cost of debt purchase	72.9	0.0	0.0
Other operating cash flows, net	(52.8)	(77.1)	(35.8)

Net cash provided by operating activities	$260.3	$356.5	$238.5

2014 VERSUS 2013—Net cash provided by operating activities of $260.3 million decreased $96.2 million from 2013. The decrease is attributable to a transaction in 2013 in which we sold a percentage of future production from aggregates reserves resulting in net cash proceeds of $153.1 million (see Note 1 “Summary of Significant Accounting Policies” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein). Net earnings before noncash deductions for DDA&A increased $152.9 million to $484.4 million during 2014. Included in net earnings for 2014 is a pretax gain of $227.9 million (see Note 19 “Acquisitions and Divestitures” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein) from the sale of our cement and concrete businesses in the Florida area. Cash received associated with the sale of property, plant & equipment and businesses is presented as a component of investing activities. Additionally, we purchased $506.4 million principal amount of outstanding debt through a tender offer and incurred a loss of $72.9 million (see Note 6 “Debt” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein). Cash paid for the debt purchase is presented as a component of financing activities.

2013 VERSUS 2012—Net cash provided by operating activities of $356.5 million increased $118.0 million from 2012 due primarily to a $79.5 million increase in proceeds from the sale of future production. In September 2013, we entered into a second transaction to sell a percentage of future production from aggregates reserves resulting in net cash proceeds of $153.1 million (see Note 19 “Acquisitions and Divestitures” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein). Additionally, as noted in the table above, net earnings before noncash deductions for depreciation, depletion, accretion and amortization increased $52.1 million in 2013 compared with 2012.

Cash From Investing Activities

in millions

2014 VERSUS 2013—Net cash provided by investing activities increased $534.5 million during 2014. This increase resulted from a $678.2 million increase in proceeds from the sale of property, plant & equipment and businesses partially offset by a $143.8 million increase in purchases of property, plant & equipment and businesses. During 2014, we sold a previously mined and subsequently reclaimed tract of land for $10.7 million, land previously containing a sales yard for $5.8 million, and our cement and concrete businesses in the Florida area for $721.4 million. In the same period, we completed several acquisitions for total consideration of $331.8 million, of which $284.2 million was paid in cash (see Note 19 “Acquisitions and Divestitures” in Item 8 “Financial Statements and Supplementary Data” in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein).

2013 VERSUS 2012—Net cash used for investing activities increased $306.6 million in 2013. This increase resulted from a $272.0 million increase in the purchase of property, plant & equipment and businesses and a $32.8 million decrease in proceeds from the sale of property, plant & equipment and businesses. During 2013, we acquired three aggregates production facilities and four ready-mixed concrete facilities for approximately $90.0 million and land containing 136 million tons of reserves for $117.0 million. We also sold five aggregates production facilities, one replacement reserve site and reclaimed land associated with a former site of a ready-mixed concrete facility for approximately $51.1 million.

Cash From Financing Activities

in millions

2014 VERSUS 2013—Net cash used for financing activities of $551.1 million increased $409.1 million in 2014 compared to 2013. This increase is primarily attributable to a $429.2 million increase in debt payments (net of draws on our line of credit). As previously mentioned, in 2014 we purchased $506.4 million principal amount of outstanding debt through a tender offer as follows: $375.0 million of 6.50% notes due in 2016 and $131.4 million of 6.40% notes due in 2017. Total tender costs were $579.7 million including $71.8 million premium and $1.5 million in transaction costs. This increase in cash used for financing activities is partially offset by a $26.8 million increase in proceeds from the issuance of common stock. In 2014, we issued 0.5 million shares of common stock to the trustee of our 401(k) savings and retirement plans for cash proceeds of $30.6 million.

2013 VERSUS 2012—Net cash used for financing activities of $142.0 million increased $12.8 million in 2013 compared to 2012. This increase in cash used for financing activities is attributable to a $15.8 million increase in debt payments. During 2013, we made scheduled debt payments of $10.0 million in January to retire the 8.70% medium-term note and $140.4 million in June to retire the 6.30% notes.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth under “Description of Debt Securities” in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on this description. In this summary, “Vulcan,” the “Company,” “we,” “our,” or “us” means Vulcan Materials Company only, unless we indicate otherwise or the context requires otherwise.

General

We will issue the notes under the Senior Debt Indenture, dated as of December 11, 2007, as supplemented by the Fifth Supplemental Indenture, to be dated as of March 30, 2015 (together, the “Indenture”), between us and Regions Bank, as Trustee (the “Trustee”). The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into the accompanying prospectus or this prospectus supplement. The Senior Debt Indenture was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on December 11, 2007. We will file the Fifth Supplemental Indenture by means of a Current Report on Form 8-K.

We are a holding company that conducts our operations through our operating subsidiaries. Accordingly, our cash flow and consequent ability to pay principal and interest on the notes depends, in part, on our ability to obtain dividends or loans from our operating subsidiaries, which may be subject to contractual restrictions, as well as applicable law.

The notes will be our general unsecured obligations and will rank equally with all of our other current and future unsecured and unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to all of our secured debt (as to the collateral pledged to secure that debt) and to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2014, we and our subsidiaries had approximately $2,004 million of total unsecured debt, approximately $14 million of which was debt of our subsidiaries, and no secured debt.

The covenants in the Indenture will not necessarily afford the holders of the notes protection in the event of a decline in our credit quality resulting from highly leveraged or other transactions involving us.

We may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. Under Section 301 of the Indenture, we may specify a maximum aggregate principal amount for the debt securities of any series.

We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

The notes are a separate series of debt securities under the Indenture, will be issued in an aggregate principal amount of $400,000,000 and will bear interest at 4.50% per annum from March 30, 2015 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on each April 1 and October 1, commencing on October 1, 2015 to the registered holders of the notes on the close of business on the immediately preceding March 15 and September 15, respectively, whether or not such date is a business day. The notes will mature on April 1, 2025.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date for the notes falls on a date that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Interest on the notes will accrue from March 30, 2015 and must be paid by the initial purchasers if the notes are delivered after March 30, 2015.

The notes will be issued only in denominations of $2,000 and $1,000 multiples above that amount.

We may, without the consent of the holders of the notes, issue additional notes and thereby increase the principal amount of the notes in the future, on the same terms and conditions and with the same CUSIP number as the notes offered in this prospectus supplement.

From time to time, in our sole discretion, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates may seek to repurchase a portion of the notes. Any such future purchases may be made in the open market, privately-negotiated transactions, tender offers or otherwise, in each case in our sole discretion.

No Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Optional Redemption

At any time prior to January 1, 2025, the notes will be redeemable as a whole or in part, at our option at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the notes discounted to the redemption date semiannually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points, and plus in each case, any accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of such notes of record at the close of business on the relevant record dates for the notes. The Independent Investment Banker (as defined below) will calculate the redemption price. In addition, at any time on or after January 1, 2025, we may redeem the notes in whole or in part, at our option, from time to time at a redemption price equal to 100% of the aggregate principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to, but not including, the date of redemption but interest installments whose stated maturity is on or prior to the date of redemption will be payable to the holders of such notes of record at the close of business on the relevant record dates for the notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent In-vestment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of those notes.

“Comparable Treasury Price” means, with respect to the notes on any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee as directed by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the notes on any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, a Primary Treasury Dealer (as defined below) selected by SunTrust Robinson Humphrey, Inc. and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall replace that former dealer with another Primary Treasury Dealer.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the notes to be redeemed. In connection with any redemption of notes, any such redemption may, at our discretion, be subject to one or more conditions precedent. If such redemption is subject to satisfaction of one or more conditions precedent, the notice of such redemption shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Unless we default in payment of the redemption price and accrued interest, if any, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note.

We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

Change of Control Repurchase Event

If a change of control repurchase event (as defined below) occurs, unless we have exercised our right to re-deem the notes as described above or have defeased the notes as described below, we will be required to make an irrevocable offer to each holder of notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control (as defined below), but in either case, after the public announcement of the change of control, we will mail, or shall cause to be mailed, a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event, offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, disclosing that any note not tendered for repurchase will continue to accrue interest, and specifying the procedures for tendering notes. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(i) accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly distribute to each holder of notes properly tendered the purchase price for the notes deposited with them by us, we will execute, and the authenticating agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any un-purchased portion of any notes surrendered provided that each new note will be in a principal amount of an integral multiple of $1,000.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date (as defined in the Indenture) an event of default under the Indenture, other than a default in the payment of the purchase price upon a change of control repurchase event.

The definition of change of control (as well as the covenant regarding our ability to enter into consolidations, mergers and sales of assets) includes the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets, taken as a whole with our subsidiaries. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of the properties or assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“below investment grade ratings event” means that on any day commencing 60 days prior to the first public announcement by us of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which period will be extended following consummation of a change of control for up to an additional 60 days for so long as either of the rating agencies has publicly announced that it is considering a possible ratings change), the notes are downgraded to a rating that is below investment grade (as defined below) by each of the rating agencies (regardless of whether the rating prior to such downgrade was investment grade or below investment grade).

“change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than us or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock (as defined below) or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as defined in the Indenture) (other than us or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors is composed of members who are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“change of control repurchase event” means the occurrence of both a change of control and a below in-vestment grade ratings event.

“continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (and certified by a resolution of our Board of Directors) as a replacement agency for the agency that ceased such rating or failed to make it publicly available.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Securities Filings

Notwithstanding that we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or are otherwise required to report on an annual and quarterly basis on forms provided for in those annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as the notes are outstanding (unless defeased in a legal defeasance), the Company will (a) file with the SEC (unless the SEC will not accept such filing), and (b) make available to the Trustee and, upon written request, the registered holders of the notes, without cost to any holder, from the date that the notes are issued:

(1) within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and

(2) within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form).

In the event that we are not permitted to file those reports with the SEC pursuant to the Exchange Act, we will nevertheless make available such Exchange Act reports to the Trustee and the holders of the notes as if we were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting those reports on our website within the time periods specified above.

Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) and (2) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and our website within the time periods specified above will be deemed to satisfy the above delivery obligation.

Covenants

The notes are subject to the restrictive covenants described under the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The notes are subject to some limitations on our ability to enter into some consolidations, mergers or transfers of substantially all of our assets as described under the section entitled “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

Events of Default

The notes are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Modification and Waiver

The notes are subject to provisions allowing, under some conditions, the modification or amendment of the Indenture or waiving our compliance with some provisions of the Indenture, as described under the section entitled “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Defeasance and Discharge Provisions

The notes are subject to defeasance and discharge of debt or to defeasance of some restrictive and other covenants as described under the section entitled “Description of Debt Securities—Defeasance” in the accompanying prospectus. We may also defease our obligation to repurchase all of the notes upon a change of control repurchase event under the circumstances described under the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Book-Entry System

One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), will represent the notes. The global securities representing the notes will be registered in the name of a nominee of DTC. Except under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Global Securities,” we will not issue the notes in definitive form.

You can find a more detailed description of DTC’s procedures for the global securities in the accompanying prospectus under “Description of Debt Securities—Global Securities.” DTC has confirmed to us and the underwriters and the Trustee that it intends to follow these procedures for debt securities.

Holders may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxem-bourg’s and the Euroclear System’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Citibank, N.A. will act as depository for Clearstream, Luxembourg and for the Euroclear System (in such capacities, the “U.S. Depositories”).

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Partici-pants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Partici-pants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depository for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depository for the Euroclear System.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading be-tween DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

Because of the time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euro-clear System as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sale of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euro-clear System cash account only as of the business day following the settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euro-clear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by U.S. and Non-U.S. Holders (each as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued under the Code, judicial authority and administrative rulings and practice (all as in effect as of the date hereof), all of which are subject to change and differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this prospectus supplement. This summary only addresses investors that purchase the notes pursuant to this prospectus supplement at the price set forth on the cover page and will hold their notes as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the U.S. federal income tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, banks and other financial institutions, tax-exempt entities, partnerships or other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, securities dealers, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to the alternative minimum tax, U.S. Holders (as defined below) who hold notes through non-U.S. brokers or other non-U.S. intermediaries, or U.S. Holders whose functional currency for tax purposes is not the U.S. dollar).

This summary also does not discuss any tax consequences arising under the laws of any state, local or foreign tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws.

We do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. The term “holder” as used in this section refers to a beneficial holder of the notes and not the record holder.

Persons considering the purchase of the notes, including any persons who would be Non-U.S. Holders, should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under any other U.S. federal tax laws or the laws of any state, local or foreign taxing jurisdiction.

For purposes of this discussion, a U.S. Holder means a holder of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts before that date.

For purposes of this discussion, the term Non-U.S. Holder means a holder of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership considering investing in notes should consult their own tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

Taxation of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the cost of the note to the U.S. Holder. Any gain or loss recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement, redemption or other taxable disposition, the U.S. Holder has held the note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.”

Taxation of Interest

A Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax in respect of interest income on the notes if each of the following requirements is satisfied:

•	The interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

•	The Non-U.S. Holder provides the applicable withholding agent with an appropriately completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) together with all appropriate attachments, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is generally satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution certifies to us that it has received such a form from the Non-U.S. Holder or another intermediary and furnishes the applicable withholding agent with a copy. In addition, Non-U.S. Holders that are entities rather than individuals must satisfy certain special certification requirements.

•	The Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder.

•	The Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through sufficient stock ownership (as provided in the Code), nor a bank (within the meaning of the Code) receiving interest on a loan entered into in the ordinary course of its business.

If these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless (i) an applicable income tax treaty reduces or eliminates such tax and a Non-U.S. Holder claiming the benefit of that treaty provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8 BEN-E (or other applicable form) or (ii) the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder provides the applicable withholding agent with an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to its effectively connected income on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Treatment of Dispositions of Notes

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, retirement, redemption or other taxable disposition of a note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other taxable disposition and certain other conditions are met, in which case such gain (net of certain U.S. source capital losses) would be subject to a 30% tax unless an applicable tax treaty provides for a lower tax rate, or

•	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate).

Foreign Accounts Tax Compliance Act (“FATCA”)

Under the provisions of the Code referred to as FATCA, additional U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions,” as specially defined under such rules, and certain other non-U.S. entities (including in circumstances where the foreign financial institution or other non-U.S. entity is acting as an intermediary). The legislation imposes a 30% withholding tax on interest on, or gross proceeds from the sale or other disposition (including a retirement or redemption) of, notes paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to provide certain information regarding such institution’s account holders and owners of its equity or debt or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. The legislation applies to payments of interest on the notes and, after December 31, 2016, to gross proceeds from the sale or other disposition of notes. Prospective investors should consult their own tax advisors regarding this legislation.

U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders

Information reporting requirements generally will apply to payments to a U.S. Holder of interest on, and proceeds received from the sale, exchange, retirement, redemption or other taxable disposition of, a note, unless the holder is an exempt recipient, such as a corporation. In addition, backup withholding at the rate of 28% may apply to such payments or proceeds if a U.S. Holder that is not an exempt recipient fails to furnish the applicable withholding agent with a correct taxpayer identification number or other required certification, has been notified by the IRS that it is subject to backup withholding for previously failing to report interest or dividends required to be shown on the holder’s federal income tax returns, or otherwise fails to comply with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes if such holder certifies that it is not a U.S. person. However, information reporting may still apply with respect to such payments.

A Non-U.S. Holder may be subject to backup withholding and related information reporting with respect to the proceeds of a sale, exchange, retirement, redemption or other taxable disposition of a note made within the United States or conducted through certain United States financial intermediaries unless such holder certifies that it is not a U.S. person or such holder otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the “representative”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$160,000,000
Wells Fargo Securities, LLC	90,000,000
SunTrust Robinson Humphrey, Inc.	60,000,000
U.S. Bancorp Investments, Inc.	40,000,000
Goldman, Sachs & Co.	25,000,000
Regions Securities LLC	25,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering, the public offering price, any dealer concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about March 30, 2015, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next six succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative or any other underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. Certain of the underwriters or their affiliates are holders of the 7.00% Notes, the 6.50% Notes and the 6.40% Notes and therefore would receive a portion of the proceeds from this offering in connection with the tender offer and the redemptions. In addition, the underwriters or their affiliates are agents and/or lenders under our revolving credit facility and an affiliate of Regions Securities LLC is the trustee, authenticating agent, paying agent, registrar and transfer agent under the Indenture. Each of the underwriters or their affiliates are acting as dealer managers in connection with the tender offer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Two of the members of the Vulcan board of directors, including the Chairman of the Vulcan board of directors, serve on the board of directors of Wells Fargo & Company, an affiliate of Wells Fargo Securities, LLC. In addition, a member of the Vulcan board of directors is Chairman, President and Chief Executive Officer of Regions Financial Corporation, the parent company of Regions Securities LLC.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC

(including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities by means of this prospectus supplement is terminated.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus.

Vulcan Materials Company (File No. 001-33841) (formerly Virginia Holdco, Inc.)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2014
Current Reports on Form 8-K	Current Report on Form 8-K filed on February 17, 2015, February 18, 2015, March 10, 2015, and March 13, 2015.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr., Secretary, Telephone: (205) 298-3000.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for us by Womble Carlyle Sandridge & Rice, LLP, Winston-Salem, North Carolina, and for the underwriters by Cahill Gordon & Reindel LLP, New York, New York, each of which will rely with respect to matters of New Jersey law on Lowenstein Sandler LLP.

PROSPECTUS

VULCAN MATERIALS COMPANY

Debt Securities

Common Stock

Preference Stock

Depository Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Vulcan Materials Company may, from time to time, in one or more offerings, offer and sell debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units to the public. We will provide specific terms of any offering and the offered securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.

This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

You should carefully read and evaluate the risk factors included in the documents we incorporate by reference in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and in our periodic reports as well as the other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 2.

We may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We may offer and sell these securities to or through agents, underwriters, dealers or directly to purchasers. The names of any underwriters and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

The date of this prospectus is March 16, 2015.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time offer and/or sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities, common stock, preference stock, depository shares, warrants, stock purchase contracts and stock purchase units we may offer. Each time we sell any such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and the exhibits filed with our registration statement together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference of Certain Documents.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise, references in this prospectus to “Vulcan,” “we,” “us” and “our” or similar terms are to Vulcan Materials Company and its consolidated subsidiaries.

THE COMPANY

Vulcan Materials Company, a New Jersey corporation, is the nation’s largest producer of construction aggregates (primarily crushed stone, sand, and gravel) and a major producer of asphalt mix and ready-mixed concrete. We operated 335 aggregates facilities during the year ended December 31, 2014.

Our common stock is listed on the New York Stock Exchange under the symbol “VMC.” Additional information about Vulcan Materials Company and its subsidiaries can be found in our documents filed with the SEC, which are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference of Certain Documents” in this prospectus.

Our principal executive office is located at 1200 Urban Center Drive, Birmingham, Alabama 35242 and our telephone number is (205) 298-3000.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in Vulcan’s most recent Annual Report on Form 10-K, as the same may be updated from time to time, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference herein or therein, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. Please also refer to the section below entitled “Information Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION AND

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

Vulcan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC permits us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede any information contained in this prospectus or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering of the securities by means of this prospectus is terminated.

These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Vulcan Materials Company (File No. 001-33841) (formerly Virginia Holdco, Inc.)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2014
Current Reports on Form 8-K	Current Report on Form 8-K filed on February 17, 2015, February 18, 2015, March 10, 2015, and March 13, 2015.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any past or future filings, unless specifically stated otherwise.

If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Jerry F. Perkins, Jr., Secretary, Telephone: (205) 298-3000.

If you find inconsistencies between the documents, or between the documents and this prospectus or the applicable prospectus supplement, you should rely on the most recent document or prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings, or levels of capital expenditures. These statements reflect our intent, belief or current expectations. Statements to the effect that we or our management “anticipate,” “believe,” “estimate,” “expect,” “plan,” “predict,” “intend,” or “project” a particular result or course of events or “target” “objective,” or “goal,” or that a result or event “should” occur, and other similar expressions, identify these forward-looking statements. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports we periodically file with the SEC. These risks, uncertainties, and assumptions may cause our actual results or performance to be materially different from those expressed or implied by the forward-looking statements. We caution prospective investors that forward- looking statements are not guarantees of future performance and that actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statement for any reason, whether as a result of new information, future events or otherwise.

In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein, the following risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	general economic and business conditions;

•	the timing and amount of federal, state and local funding for infrastructure;

•	changes in our effective tax rate that can adversely impact results;

•	the increasing reliance on information technology infrastructure for our ticketing, procurement, financial statements and other processes can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber attacks;

•	the impact of the state of the global economy on our business and financial condition and access to capital markets;

•	changes in the level of spending for residential and private nonresidential construction;

•	the highly competitive nature of the construction materials industry;

•	the impact of future regulatory or legislative actions;

•	the outcome of pending legal proceedings;

•	pricing of our products;

•	weather and other natural phenomena;

•	energy costs;

•	costs of hydrocarbon-based raw materials;

•	healthcare costs;

•	the amount of long-term debt and interest expense we incur;

•	changes in interest rates;

•	the impact of our below investment grade debt rating on our cost of capital;

•	volatility in pension plan asset values and liabilities which may require cash contributions to our pension plans;

•	the impact of environmental clean-up costs and other liabilities relating to previously divested businesses;

•	our ability to secure and permit aggregates reserves in strategically located areas;

•	our ability to successfully implement our new divisional structure and changes in our management team;

•	our ability to manage and successfully integrate acquisitions;

•	the potential of goodwill or long-lived asset impairment;

•	the potential impact of future legislation or regulations relating to climate change, greenhouse gas emissions or the definition of minerals;

•	the risks set forth in “Risk Factors” beginning on page 2 of this prospectus and Item 3 “Legal Proceedings,” Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 12 “Commitments and Contingencies” to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference herein; and

•	assumptions, risks and uncertainties detailed from time to time in our filings made with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is set forth below for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (1) earnings from continuing operations before income taxes; (2) fixed charges; (3) capitalized interest credits; (4) amortization of capitalized interest; and (5) distributed income of equity investees. Fixed charges consist of: (1) interest expense before capitalization credits; (2) amortization of financing costs; and (3) one-third of rental expense.

Year Ended December 31,
2010	2011	2012	2013	2014
0.1x(1)	0.4x(1)	0.5x(1)	1.0x(1)	2.1x

(1)	Earnings were insufficient to cover fixed charges by approximately $192.4 million for the year ended December 31, 2010, $153.0 million for the year ended December 31, 2011, $119.7 million for the year ended December 31, 2012, and $1,384,000 for the year ended December 31, 2013.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for repaying outstanding borrowings under our revolving credit agreement, financing any increase in working capital, acquisitions, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement. References in this “Description of Debt Securities” to “Vulcan,” “we,” “us” and “our” or similar terms refer solely to Vulcan Materials Company and not to any of our subsidiaries.

General

We may issue from time to time one or more series of debt securities under an indenture (the “Indenture”) between us and Regions Bank, an Alabama banking corporation (as successor to Wilmington Trust Company), as trustee (the “Trustee”). The Indenture will not limit the amount of debt securities that we may issue. The Trustee will act as authenticating agent, paying agent, registrar and transfer agent for the debt securities.

The debt securities will be our direct, unsecured obligations. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. We currently conduct substantially all of our operations through subsidiaries, and the holders of our debt securities (whether senior or subordinated) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

The following description is only a summary of the material provisions of the Indenture for the debt securities and is qualified by reference to the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of any indenture that we may enter into may differ from the terms we describe below. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the debt securities. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement for a particular series of debt securities. In some instances, certain of the precise terms of the debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

Terms Applicable to Debt Securities

The prospectus supplement, including any separate pricing supplement, for a particular series of debt securities will specify the following terms of that series of debt securities:

•	the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the currency, currencies or currency units in which payments on the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

•	the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•	any sinking fund obligation with respect to the debt securities;

•	any terms pursuant to which the debt securities may be convertible or exchangeable into equity or other securities;

•	whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	any special United States federal income tax consequences;

•	any addition to or change in the events of default described in this prospectus or the Indenture;

•	any addition to or change in the covenants described in this prospectus or the Indenture;

•	whether the debt securities will be issued in the form of one or more permanent global debt securities;

•	the exchanges, if any, on which the debt securities may be listed; and

•	any other material terms of the debt securities consistent with the provisions of the Indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Original Issue Discount Securities

Some of the debt securities may be issued as “original issue discount securities” to be sold at a discount below their stated principal amount in excess of a certain de minimus amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the debt securities may be accelerated will be set forth in the prospectus supplement relating to those debt securities. The prospectus supplement relating to a particular series of discounted debt securities will describe any material U.S. federal income tax consequences and other special consequences applicable to those discounted debt securities.

Reopening of Issue

We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as the debt securities of that series issued on an earlier date. (Section 303) After such additional debt securities are issued, they will be fungible with the debt securities of that series issued on the earlier date.

Ranking

The senior debt securities will be unsecured and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. Any subordinated debt securities will be obligations of ours and will be subordinated in right of payment to both our existing and any future senior indebtedness. The prospectus supplement relating to those debt securities will describe the subordination provisions and set forth the definition of “senior indebtedness” applicable to those subordinated debt securities and the approximate amount of senior indebtedness outstanding as of a then recent date.

Redemption and Repurchase

Debt securities of any series may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preference stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Covenants

Unless the applicable prospectus supplement specifies otherwise, the debt securities will be subject to certain restrictive covenants described below. Any additional restrictive covenants applicable to a particular series of debt securities that we offer will be described in the applicable prospectus supplement.

Restrictions on Secured Debt

In the Indenture, we covenant that we will not, and each of our restricted subsidiaries (as defined below) will not, incur, issue, assume or guarantee any debt (as defined in the Indenture) secured by a pledge, mortgage or other lien (1) on a principal property (as defined below) owned or leased by us or any restricted subsidiary or (2) on any shares of stock or debt of any restricted subsidiary, unless we secure the debt securities equally and ratably with or prior to the debt secured by the lien. If we secure the debt securities in this manner, we have the option of securing any of our other debt or obligations, or those of any subsidiary, equally and ratably with the debt securities, as long as the other debt or obligations are not subordinate to the debt securities. This covenant has significant exceptions; it does not apply to the following liens:

•	liens on the property, shares of stock or debt of any person (as defined in the Indenture) existing at the time the person becomes our restricted subsidiary or, with respect to a particular series of debt securities, liens existing as of the time such debt securities are first issued;

•	liens in favor of us or any of our restricted subsidiaries;

•	liens in favor of U.S. governmental bodies to secure progress, advance or other payments required under any contract or provision of any statute or regulation;

•	liens on property, shares of stock or debt, either:

•	existing at the time we acquire the property, stock or debt, including acquisition through merger or consolidation;

•	securing all or part of the cost of acquiring the property, stock or debt or construction on or improvement of the property; or

•	securing debt to finance the purchase price of the property, stock or debt or the cost of acquiring, constructing on or improving of the property that were incurred prior to or at the time of or within one year after the acquisition of the property, stock or debt or complete construction on or improvement of the property and commence full operation thereof;

•	liens securing all of the debt securities; and

•	any extension, renewal or replacement of the liens described above if the extension, renewal or replacement is limited to the same property, shares or debt that secured the lien that was extended, renewed or replaced (plus improvements on such property), except that if the debt secured by a lien is increased as a result of such extension, renewal or replacement, we will be required to include the increase when we compute the amount of debt that is subject to this covenant. (Section 1006)

In addition, this covenant restricting secured debt does not apply to any debt that either we or any of our restricted subsidiaries issue, assume or guarantee if the total principal amount of the debt, when added to (1) all of the other outstanding debt that this covenant would otherwise restrict, and (2) the total amount of remaining rent, discounted by 11% per year, that we or any restricted subsidiary owes under any lease arising out of a sale and leaseback transaction, is less than or equal to 15% of our consolidated net tangible assets. (Section 1006) When we talk about consolidated net tangible assets, we mean, in general, the aggregate amount of the assets of us and our consolidated subsidiaries after deducting (a) all current liabilities (excluding any thereof constituting funded debt, as defined in the Indenture, by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, and similar intangible assets, all as set forth in our most recent consolidated balance sheet. (Section 101)

When we talk about a restricted subsidiary, we mean, in general, a corporation (as defined in the Indenture) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or us and one or more of our other subsidiaries, and has substantially all its assets located in, or carries on substantially all of its business in, the United States of America; provided, however, that the term shall not include any entity which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the United States of America. (Section 101)

When we talk about a principal property, we mean, in general, any building, structure or other facility that we or any restricted subsidiary leases or owns, together with the land on which the facility is built and fixtures comprising a part thereof, which is located in the United States, used primarily for manufacturing or processing and which has a gross book value in excess of 3% of our consolidated net tangible assets, other than property financed pursuant to certain exempt facility sections of the Internal Revenue Code or which in the opinion of our board of directors, is not of material importance to the total business. (Section 101)

Limitation on Sale and Leasebacks

We have agreed that neither we nor any of our restricted subsidiaries will enter into a sale and leaseback transaction (as defined in the Indenture) related to a principal property which would take effect more than one year after the acquisition, construction, improvement and commencement of full operation of the property, except for temporary leases for a term of not more than three years (or which we or such restricted subsidiary may terminate within three years) and except for leases between us and a restricted subsidiary or between our restricted subsidiaries, unless one of the following applies:

•	we or our restricted subsidiary could have incurred debt secured by a lien on the principal property to be leased back in an amount equal to the remaining rent, discounted by 11% per year, for that sale and leaseback transaction, without being required to equally and ratably secure the debt securities as required by the “Restrictions on Secured Debt” covenant described above, or

•	within one year after the sale or transfer, we or a restricted subsidiary apply to (1) the purchase, construction or improvement of other property used or useful in the business of, or other capital expenditure by, us or any of our restricted subsidiaries or (2) the retirement of long-term debt, which is debt with a maturity of a year or more, or the prepayment of any capital lease obligation of the Company or any restricted subsidiary an amount of cash at least equal to (a) the net proceeds of the sale of the principal property sold and leased back under the sale and leaseback arrangement, or (b) the fair market value of the principal property sold and leased back under the arrangement, whichever is greater, provided that the amount to be applied or prepaid shall be reduced by (x) the principal amount of any debt securities delivered within one year after such sale to the Trustee for retirement and cancellation, and (y) the principal amount of our long-term debt (as defined in the Indenture), other than debt securities, voluntarily retired by us or any restricted subsidiary within one year after such sale, or

•	as to any particular series of debt securities, sale and leaseback transactions existing on the date the debt securities of that particular series are first issued. (Section 1007)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any corporation (as defined in the Indenture), or convey, transfer or lease our properties and assets substantially as an entirety to any corporation, and may not permit any corporation to consolidate or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

(i) the remaining or acquiring entity is a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the Indenture;

(ii) immediately after giving effect to the transaction, no event of default (as defined in the Indenture), and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue;

(iii) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, our properties or assets would become subject to a mortgage, pledge, lien security interest or other encumbrance which would not be permitted by the Indenture, we or the successor corporation shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(iv) we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article Eight of the Indenture and that all conditions precedent provided therein relating to such transaction have been complied with. (Section 801)

This covenant shall not apply to sale, assignment, transfer, conveyance or other disposition of assets between or among us and any restricted subsidiary.

SEC Reports

We shall file with the Trustee and the SEC and transmit to holders such information, documents and other reports and such summaries thereof as may be required pursuant to the Trust Indenture Act of 1939 as provided pursuant to such act, provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is actually filed with the SEC. (Section 704)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(i) failure to pay any interest on any debt securities of that series when due and payable, continued for 30 days;

(ii) failure to pay principal of or any premium on any debt security of that series when due;

(iii) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(iv) failure to perform, or breach of, any other covenant or warranty of ours in the Indenture with respect to debt securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to us by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture;

(v) certain events involving bankruptcy, insolvency or reorganization; and

(vi) any other event of default in respect of the debt securities of that series. (Section 501)

If an event of default with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502)

If an event of default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee indemnity satisfactory to it. (Section 603) If the Trustee is offered indemnity satisfactory to it under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct (provided such direction shall not conflict with any rule of law or the Indenture) the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

We will furnish annually a statement to the Trustee by certain of its officers as to whether or not we, to the best of their knowledge, are in default in the performance or observance of any of the terms, provisions, conditions or covenants of the Indenture and, if so, specifying all known defaults and the nature and status of such defaults. (Section 1004)

If a default of which a responsible officer of the Trustee has actual knowledge occurs with respect to the debt securities, the Trustee shall give the holders of the debt securities notice of such default in accordance with the requirements of the Trust Indenture Act. However, in the case of certain events of default, the Indenture provides that no such notice shall be given to holders of the debt securities until at least 30 days after the occurrence of such events of default. (Section 602)

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(ii) reduce the principal amount of, or any premium or interest on, any debt security;

(iii) reduce the amount of principal of an original issue discount security payable upon acceleration of maturity;

(iv) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

(v) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

(vi) reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(vii) reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

(viii) make certain modifications to the provisions of the Indenture with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1008)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security were accelerated to that date.

Certain debt securities, including those owned by us or any of our affiliates or for which payment or redemption money has been deposited or set aside in trust for the holders, will not be deemed to be outstanding. (Section 101)

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders, and to be effective, that action must be taken by holders of the requisite principal amount of the debt securities within 90 days following the record date. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. (Sections 104, 502, 512 and 513)

Defeasance

The provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, may apply to the debt securities of any series or to any specified part of a series. (Section 1301)

Defeasance and Discharge. Section 1302 of the Indenture provides that we may be discharged from all of our obligations with respect to the debt securities (except for the rights of holders to receive payments of principal and any premium or interest solely from funds deposited in trust, and certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies, to hold moneys for payment in trust and to defease and discharge debt securities under Article Thirteen of the Indenture). To be discharged from those obligations, we must deposit in trust for the benefit of the holders of the debt securities money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities and any sinking fund payments in accordance with the terms of the Indenture and the debt securities. We may only do this if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants. Section 1303 of the Indenture provides that:

•	in certain circumstances, we may omit to comply with certain restrictive covenants, including those described under “Covenants — Restrictions on Secured Debt,” “Covenants — Limitation on Sale and Leasebacks,” “SEC Reports,” “Consolidation, Merger and Sale of Assets” and other covenants identified in any supplemental indenture; and

•	in those circumstances, the occurrence of certain events of default, which are described above in clause (iv) (with respect to the restrictive covenants) under “Events of Default,” will be deemed not to be or result in an event of default with respect to the debt securities.

We, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or government obligations, or both, which, through the payment of principal of and interest on the deposited money or government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and those debt securities are accelerated because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust will be sufficient to pay amounts due on those debt securities at the time of their stated maturities but might not be sufficient to pay amounts due on those debt securities upon that acceleration. In that case, we will remain liable for the payments. (Sections 1303 and 1304)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Section 106)

Title

We, the Trustee, the paying agent and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 308)

Payment of Securities

We will duly and punctually pay the principal of and any premium or interest on the debt securities in accordance with the terms of the debt securities and the Indenture. (Section 1001)

Maintenance of Office or Agency

We will maintain an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the Indenture may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the Trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the Trustee. (Section 1002)

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and the identity of the person making the request. We have appointed Regions Bank as security registrar and transfer agent. Any security registrar or transfer agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, we will not be required to:

•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Authentication and Delivery

The debt securities shall be executed on behalf of Vulcan by our Chairman of the Board, Vice Chairman of the Board, President, or any Vice President and attested by our Secretary or any Assistant Secretary. The signatures of any of these officers on the debt securities may be manual or by facsimile. We may deliver the debt securities so executed by our proper officers to the Trustee for authentication, together with a company order for authentication and delivery of such debt securities, and the Trustee in accordance with such company order shall authenticate and deliver the debt securities, subject to certain exceptions stated in the Indenture. (Section 303)

Payment and Paying Agents

We will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

We will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that we designate. Principal and interest payments on global securities registered in the name of DTC’s nominee (including the global securities representing the notes) will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities.

We have appointed Regions Bank as paying agent. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any paying agent subsequently designated by us for any debt securities will be named in a prospectus supplement. We must maintain a paying agent in each place of payment for the debt securities of a particular series. (Sections 1002 and 1003)

Concerning the Trustee and Agent

Regions Bank will initially act as trustee, authenticating agent, paying agent, registrar and transfer agent for the debt securities issued pursuant to this prospectus.

The trustee may resign or be removed at any time with respect to the debt securities of any series by any act of holders of a majority in principal amount of the outstanding securities of such series, and we may appoint a successor trustee to act for such series. (Section 610)

We will describe in the applicable prospectus supplement any other material business and other relationships (including additional trusteeships), other than the trusteeship under the Indenture and the agency under the paying agency agreement, between us and any of our affiliates, on the one hand, and each trustee and agent under the Indenture and the paying agency agreement, on the other hand.

Governing Law

The laws of the State of New York will govern the Indenture and each series of debt securities. (Section 112)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depository identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depository for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

DTC has provided the following information to us. DTC is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	banking organization within the meaning of the New York Banking Law;

•	member of the U.S. Federal Reserve System;

•	clearing corporation within the meaning of the New York Uniform Commercial Code; and

•	clearing agency registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant’s accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Principal and interest payments on global securities registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. We and the trustee will treat DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee, the paying agent or us.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a registered clearing agency and, in either case, a successor depository is not appointed by us within 90 days;

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the applicable trustee of our decision; or

•	an event of default is continuing.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 480,000,000 shares of common stock, $1.00 par value, and 5,000,000 shares of preference stock, without par value. The following summary is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, which are incorporated by reference as an exhibit to the registration statement of which this prospectus constitutes a part.

Common Stock

This section describes the general terms of our common stock. For more detailed information, you should refer to our certificate of incorporation and bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock to be outstanding upon the completion of any common stock offering will be fully paid and non-assessable.

Our common stock is traded on the New York Stock Exchange under the trading symbol “VMC.” The transfer agent for the common stock is Computershare Shareowner Services, LLC.

Preference Stock

This section describes the general terms and provisions of our preference stock. The prospectus supplement for a series of preference stock will describe the specific terms of the shares of preference stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preference stock. We will file a copy of the amendment to our certificate of incorporation that contains the terms of each new series of preference stock with the SEC each time we issue a new series of preference stock. Each such amendment to our certificate of incorporation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable amendment to our certificate of incorporation before deciding to buy shares of our preference stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of shares of our preference stock in multiple series without the approval of stockholders. With respect to each series of our preference stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the establishment of a sinking fund, if any, for the purchase or redemption of shares;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	any voting rights applicable to the series of preference stock;

•	the seniority or parity of the dividends or assets of the series with respect to other series of preference stock;

•	whether the holders will be entitled to any preemptive or preferential rights to purchase additional securities; and

•	any other rights, preferences or limitations of such series.

Your rights with respect to your shares of preference stock will be subordinate to the rights of our general creditors. Shares of our preference stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preference stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. In addition, we could impede a business combination by issuing a series of preference stock containing class voting rights that would enable the holders of such preference stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preference stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preference stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preference stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable New York Stock Exchange requirements.

Special Charter Provision

Our certificate of incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock (“Voting Stock”) or that is an affiliate of Vulcan that has been the beneficial owner of at least 10% of our Voting Stock at any time in the past two years, or any assignee of Voting Stock from such a person, each of these an “Interested Shareholder.” The “fair price” provision requires the affirmative vote of the holders of at least 80% of our Voting Stock to approve any such transaction.

This voting requirement will not apply to certain transactions, including:

•	any transaction in which the consideration to be received by the holders of each class of capital stock is equal to the highest of (1) the highest price per share paid by the Interested Shareholder on the date the person first became an Interested Shareholder; (2) the highest price per share the Interested Shareholder paid for a share of such class, which purchase was consummated in the past two years; (3) the fair market value per share of the same class on the day such transaction was announced; and (4) the fair market value per share of the same class on the day the person became an Interested Shareholder; or

•	any transaction that is approved by our continuing directors (as defined in our certificate of incorporation).

This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the “fair price” criteria.

The provisions of our certificate of incorporation relating to the “fair price” provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board approved the combination prior to the shareholder becoming an interested stockholder or (ii) the corporation’s board approved the transaction or series of transactions which caused the person to become an interested stockholder prior to becoming an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as Vulcan covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the Voting Stock of the corporation not beneficially owned by the interested stockholder, or the combination meets minimum financial terms specified by the statute. An “interested stockholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding Voting Stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder,

•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

DESCRIPTION OF DEPOSITORY SHARES

We may offer preference stock represented by depository shares and issue depository receipts evidencing the depository shares. Each depository share will represent a fraction of a share of preference stock. Shares of preference stock of each series represented by depository shares will be deposited under a separate deposit agreement among us, a bank or trust company acting as the “depository” and the holders of the depository receipts of that series. Subject to the terms of the applicable deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fraction of a share of preference stock represented by the depository shares evidenced by the depository receipt, to all the rights and preferences of the preference stock represented by such depository shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following the issuance of the preference stock to the depository, we will cause the depository to issue depository receipts for the applicable series on our behalf.

If depository shares of a series are offered, the prospectus supplement for such depository shares will describe the terms of such depository shares, the applicable deposit agreement and any related depository receipts, including the following, where applicable:

•	the payment of dividends or other cash distributions to the holders of depository receipts when such dividends or other cash distributions are made with respect to the preference stock;

•	the voting by a holder of depository shares of the preference stock underlying such depository shares at any meeting called for such purpose;

•	if applicable, the redemption of depository shares upon our redemption of shares of preference stock held by the depository;

•	if applicable, the exchange of depository shares upon an exchange by us of shares of preference stock held by the depository for debt securities or common stock;

•	if applicable, the conversion of the shares of preference stock underlying the depository shares into shares of our common stock, other shares of our preference stock or our debt securities;

•	the terms upon which the deposit agreement may be amended and terminated;

•	a summary of the fees to be paid by us to the depository;

•	the terms upon which a depository may resign or be removed by us; and

•	any other terms of the depository shares, the deposit agreement and the depository receipts.

If a holder of depository receipts surrenders the depository receipts at the corporate trust office of the depository, unless the related depository shares have previously been called for redemption, converted or exchanged into other securities of Vulcan Materials Company, the holder will be entitled to receive at the corporate trust office the number of shares of preference stock and any money or other property represented by such depository shares. Holders of depository receipts will be entitled to receive whole and, to the extent provided by the applicable prospectus supplement, fractional shares of the preference stock on the basis of the proportion of preference stock represented by each depository share as specified in the applicable prospectus supplement. Holders of shares of preference stock received in exchange for depository shares will no longer be entitled to receive depository shares in exchange for shares of preference stock. If the holder delivers depository receipts evidencing a number of depository shares that is more than the number of depository shares representing the number of shares of preference stock to be withdrawn, the depository will issue the holder a new depository receipt evidencing such excess number of depository shares at the same time.

The description of depository shares in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable deposit agreement, which will be filed with the SEC each time we issue depository shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preference stock, depository shares, common stock or other securities. Warrants may be issued independently or together with debt securities, preference stock, depository shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of our company in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

If warrants of a series are offered, the applicable prospectus supplement will describe the terms of such warrants and the applicable warrant agreement, including the following, where applicable:

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the number of shares and series of preference stock or depository shares purchasable upon the exercise of warrants to purchase preference stock or depository shares and the price at which such number of shares of such series of preference stock or depository shares may be purchased upon such exercise;

•	the designation and number of units of other securities purchasable upon the exercise of warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	United States federal income tax consequences applicable to such warrants;

•	the amount of warrants outstanding as of the most recent practicable date; and

•	any other terms of such warrants.

Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of common stock, preference stock, depository shares, or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which we extend the expiration date, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preference stock, depository shares, common stock or other securities, holders of such warrants will not have any of the rights of holders of debt securities, preference stock, depository shares, common stock or other securities, as the case may be, purchasable upon exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the common stock, preference stock or depository shares purchasable upon such exercise, or to exercise any applicable right to vote associated with such common stock, preference stock or depository shares.

The description of warrants of a particular series in a prospectus supplement will not necessarily be complete, and reference will be made to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND

STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preference securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

TAXATION

Any material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through agents, underwriters, dealers or directly to purchasers (which may include our affiliates and shareholders), in a rights offering, or through a combination of these methods. The prospectus supplement for particular securities will include the terms of the offering and the purchase price or initial public offering price of the securities.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities. The underwriters will acquire the securities for their own account.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, the proceeds to be received from the sale of the securities and any exchanges on which the securities may be listed, in the applicable prospectus supplement.

•	Underwriters will be allowed to offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriters will use this prospectus in conjunction with the applicable prospectus supplement to sell our securities.

•	Unless otherwise stated in the applicable prospectus supplement, the underwriters’ obligation to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.

•	The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or paid to dealers.

•	The underwriters will be able to resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

•	During and after an offering through underwriters, the underwriters will be allowed to purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.

•	The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may sell our securities in accordance with a redemption or repayment pursuant to their terms by one or more remarketing firms, acting as principals for their own accounts or as agents by us. We will identify any remarketing firm, the terms of its agreements, if any, with us, and its compensation in the applicable prospectus supplement.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in our applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the applicable prospectus supplement.

•	We will indicate in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

We may indemnify agents, underwriters, dealers and remarketing firms, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, as to matters governed by New Jersey law, Lowenstein Sandler LLP, and as to matters governed by New York law, Womble Carlyle Sandridge & Rice, LLP will issue an opinion for us on the validity of the securities offered hereby. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from Vulcan’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Vulcan’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$400,000,000

Vulcan Materials Company

4.50% Notes due 2025

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Wells Fargo Securities

SunTrust Robinson Humphrey

US Bancorp

Co-Managers

Goldman, Sachs & Co.

Regions Securities LLC

March 16, 2015